Filed Pursuant to Rule 424(b)(2)

Registration No. 333-238199

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Note	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
0.650% Senior Notes due 2023	$700,000,000	99.988%	$699,916,000	$76,360.84
2.400% Senior Notes due 2031	$900,000,000	99.937%	$899,433,000	$98,128.14
3.200% Senior Notes due 2051	$900,000,000	99.197%	$892,773,000	$97,401.53

Total	$2,500,000,000		$2,492,122,000	$271,890.51

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $271,890.51.

Prospectus supplement

(To prospectus dated May 12, 2020)

$2,500,000,000

Martin Marietta Materials, Inc.

$700,000,000     0.650% Senior Notes due 2023

$900,000,000    2.400% Senior Notes due 2031

$900,000,000    3.200% Senior Notes due 2051

Martin Marietta Materials, Inc. is offering $700,000,000 aggregate principal amount of its 0.650% Senior Notes due 2023 (the “2023 notes”), $900,000,000 aggregate principal amount of its 2.400% Senior Notes due 2031 (the “2031 notes”) and $900,000,000 aggregate principal amount of its 3.200% Senior Notes due 2051 (the “2051 notes” and, together with the 2023 notes and the 2031 notes, the “notes”). The 2023 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 0.650%, and will be payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022. The 2031 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 2.400%, and will be payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022. The 2051 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 3.200%, and will be payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022. The 2023 notes will mature on July 15, 2023, the 2031 notes will mature on July 15, 2031 and the 2051 notes will mature on July 15, 2051.

We have the option to redeem some or all of the notes prior to their stated maturity date at any time and from time to time, as described under the heading “Description of the notes—Optional redemption.” If a Change of Control Repurchase Event (as defined herein) occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. See “Description of the notes—Change of Control Repurchase Event.”

The closing of this offering is not conditioned upon the consummation of the Acquisition (as defined herein), which, if consummated, will occur subsequent to the closing of this offering. If (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement (as defined herein) is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) we publicly announce at any time prior to March 31, 2022 that we will no longer pursue the consummation of the Acquisition, then we will be required to redeem all of the outstanding 2031 notes and 2051 notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the 2031 notes and the 2051 notes, respectively, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined herein). There is no escrow account for, or security interest in, the proceeds from the sales of the 2031 notes or the 2051 notes for the benefit of holders of the 2031 notes or the 2051 notes. The 2023 notes will not be subject to the special mandatory redemption provisions described above. See “Description of the notes—Special mandatory redemption.”

The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries.

Investing in the notes involves risks. See “Risk factors” beginning on page S-20 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to Martin Marietta(1)

Per 2023 note		99.988%		0.250%		99.738%

Total	$699,916,000		$1,750,000		$698,166,000

Per 2031 note		99.937%		0.650%		99.287%

Total	$899,433,000		$5,850,000		$893,583,000

Per 2051 note		99.197%		0.875%		98.322%

Total	$892,773,000		$7,875,000		$884,898,000

Total	$2,492,122,000		$15,475,000		$2,476,647,000

(1)	Plus accrued interest, if any, from July 2, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment, on or about July 2, 2021.

Joint book-running managers

Deutsche Bank Securities	J.P. Morgan	Truist Securities	Wells Fargo Securities

Co-managers

Loop Capital Markets	PNC Capital Markets LLC	Regions Securities LLC
MUFG		Comerica Securities

Prospectus supplement, dated June 21, 2021

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying base prospectus or in any related free writing prospectus is accurate as of any date other than the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement and the accompanying base prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the accompanying base prospectus. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “base prospectus,” we are referring only to the base prospectus.

If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying base prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in this prospectus supplement varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

This prospectus supplement and the documents incorporated by reference herein may include market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and independent sources. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of data and other limitations and uncertainties. In addition, while we believe the market position and ranking information included or incorporated by reference herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding our industry data presented or incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein. Certain numerical figures set forth in this prospectus supplement have been subject to rounding adjustments.

We expect that delivery of the notes will be made to investors on or about July 2, 2021, which will be the ninth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+9”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the delivery date of the notes should consult their advisors.

It is important for you to read and consider all information contained in this prospectus supplement, each related free writing prospectus, if any, the accompanying base prospectus and the documents they incorporate by reference in making your investment decision.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Martin Marietta Materials, Inc., that file electronically with the SEC at http://www.sec.gov. Our SEC filings are also available at our web site at http://www.martinmarietta.com. Except for documents filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying base prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus supplement or the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying base prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Incorporation by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement from other documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the information contained in the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 19, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 4, 2021;

•

portions of our Proxy Statement on Schedule 14A filed on April 13, 2021 for our 2021 Annual Meeting of Shareholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020;

•

the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 13, 1994, and any amendment or report filed for the purpose of updating that description; and

•	our Current Reports on Form 8-K filed on March 8, 2021, May 14, 2021, May 24, 2021, and May 25, 2021.

All reports and other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof and prior to the completion of the offering of the notes (other than any report or document, or portion of a report or document, that is furnished under applicable SEC rules rather than filed) shall be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Martin Marietta Materials, Inc. or otherwise. The agreements may contain representations and warranties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Martin Marietta Materials, Inc.

4123 Parklake Avenue

Raleigh, North Carolina 27612

Attn: Investor Relations

Telephone: (919) 781-4550

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information were included in this prospectus supplement.

Information regarding forward-looking statements

This prospectus supplement and any related free writing prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements that relate to the future involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable but which may be materially different from actual results. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements made in this prospectus supplement, any related free writing prospectus, the accompanying base prospectus or any documents incorporated by reference may turn out to be wrong.

Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation in the “Risk factors” section included elsewhere in this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein, include, but are not limited to the following:

•	the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans;

•	fluctuations in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates;

•	the resiliency and potential declines of the Company’s various construction end-use markets;

•

the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions;

•

the duration, impact and severity of the impact of the COVID-19 pandemic on the Company, including the markets in which the Company does business, its suppliers, customers or other business partners as well as the Company’s employees;

•	the economic impact of government responses to the pandemic;

•

the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19;

•	shipment declines resulting from economic events beyond the Company’s control;

•	a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price;

•	the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations;

•	the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction;

•	the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland;

•	the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects;

•	the United States Congress’ inability to reach agreement among themselves or with the current administration on policy issues that impact the federal budget;

•	the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures;

•	levels of construction spending in the markets the Company serves;

•	a reduction in defense spending and the subsequent impact on construction activity on or near military bases;

•	a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic;

•

a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas;

•	increasing residential mortgage rates and other factors that could result in a slowdown in residential construction;

•

unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability;

•

whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time;

•

the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas;

•	continued increases in the cost of other repair and supply parts;

•	construction labor shortages and/or supply-chain challenges;

•	unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities;

•	increasing governmental regulation, including environmental laws;

•	the failure of relevant government agencies to implement expected regulatory reductions;

•

transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers;

•

increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments (leading to reduced profit margins when compared with aggregates moved by truck);

•	availability of trucks and licensed drivers for transport of the Company’s materials;

•	availability and cost of construction equipment in the United States;

•	weakening in the steel industry markets served by the Company’s dolomitic lime products;

•	trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry;

•	unplanned changes in costs or realignment of customers that introduce volatility to earnings, including the Magnesia Specialties business;

•	proper functioning of information technology and automated operating systems to manage or support operations;

•	inflation and its effect on both production and interest costs;

•	the concentration of customers in construction markets and the increased risk of potential losses on customer receivables;

•	the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company;

•

the possibility that the expected synergies and other benefits from acquisitions will not be realized or will not be realized within the expected time period or that the integration of acquired businesses will not be successful, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant;

•	changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;

•	violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability;

•	downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations;

•	the possibility of a reduction of the Company’s credit rating to non-investment grade; and

•	other risk factors listed from time to time in the Company’s filings with the SEC incorporated herein by reference.

You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. For more information about these and other factors, see our Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the SEC and is incorporated by reference herein.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying base prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Unless otherwise indicated or the context requires otherwise, all references to “Martin Marietta,” the “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

See “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020 for factors that you should consider before investing in the notes and “Information regarding forward-looking statements” for information relating to statements contained in this prospectus supplement that are not historical facts.

Our Company

We are a natural resource-based building materials company. We supply aggregates (crushed stone, sand and gravel) through our network of approximately 300 quarries, mines and distribution yards in 26 states, Canada and the Bahamas. In 2020, the aggregates product gross profit accounted for 68% of our consolidated total product gross profit. In the western United States, we also provide cement and downstream products, namely, ready mixed concrete, asphalt and paving services in markets that are naturally vertically integrated and where we have a leading aggregates position. We also have two cement plants in Texas. Asphalt operations and paving services are exclusively in Colorado. Our heavy-side building materials are used in infrastructure, nonresidential and residential construction projects. Aggregates are also used in agricultural, utility and environmental applications and as railroad ballast. The aggregates, cement, ready mixed concrete and asphalt and paving operations are reported collectively as the “Building Materials Business.” We also operate a Magnesia Specialties business with production facilities in Michigan and Ohio. The Magnesia Specialties business produces magnesia-based chemical products that are used in industrial, agricultural and environmental applications. It also produces dolomitic lime sold primarily to customers for steel production and land stabilization. Magnesia Specialties’ products are shipped to customers domestically and worldwide.

Building Materials Business

The Building Materials Business consists of aggregates, cement, ready mixed concrete, asphalt and road paving product lines. We are a leading supplier of aggregates and heavy building materials for the construction industry in the United States. We conduct our Building Materials Business through two reportable segments, organized by geography: East Group and West Group. The East Group provides aggregates products only. The West Group provides aggregates, cement and downstream products.

The aggregates product line mines, processes and sells granite, limestone, sand, gravel and other crushed stone products for use in all sectors of public infrastructure, nonresidential and residential construction industries, as well as railroad ballast, agricultural, chemical, environmental and other uses.

Cement is the basic binding agent for concrete, a primary construction material which, like aggregates, is also used in infrastructure projects, nonresidential and residential construction, as well as the railroad, agricultural, utility and environmental industries. Consequently, the cement industry is cyclical and dependent on the strength of the construction sector. We produce Portland and specialty cements in our cement product line from our two production plants in Texas. The principal raw material used in cement production is calcium carbonate in the form of limestone. We own more than 600 million tons of limestone reserves adjacent to our Texas facilities.

Ready mixed concrete is a versatile construction building material that results from combining cement, coarse and fine aggregates (gravel, crushed stone and sand) with water and various chemical admixtures. The admixtures serve varying purposes, depending on customers’ needs, including relieving internal pressure and increasing resistance to cracking; retarding the hardening process to make concrete more workable in hot weather; strengthening concrete by reducing its water content; accelerating the hardening process and reducing the time required for curing; and facilitating the placement of concrete having low water content. Our aggregates and cement product lines provide materials to the ready mixed concrete product line.

The asphalt and road paving product lines use a combination of aggregates and liquid asphalt principally for road construction. Asphalt products are also used for nonresidential and residential construction, namely for parking lots and roads. Liquid asphalt, or bitumen, is derived from an energy refining process that converts a barrel of oil into other fuels and petrochemical products. Our aggregates product line provides materials to the asphalt and road paving product line.

Our ready mixed concrete and asphalt and road paving product lines are included in the West Group reportable segment and are based in Colorado, Texas and Wyoming. Our cement product line, with its two cement plants in Texas, is also included in the West Group reportable segment.

In 2020, our Building Materials Business shipped and delivered aggregates, cement, ready mixed concrete and asphalt and road paving products from a network of approximately 300 aggregates quarries, mines and yards, two cement plants, several cement distribution facilities, 120 ready mixed concrete plants and eight asphalt plants in 27 states, Canada and the Bahamas. For the year ended December 31, 2020, the Building Materials Business generated total revenues of approximately $4.5 billion, gross profit of approximately $1.2 billion and earnings from operations of approximately $993 million. For the three months ended March 31, 2021, the Building Materials Business generated total revenues of approximately $911.5 million, gross profit of approximately $148.0 million and earnings from operations of approximately $93.6 million.

Magnesia Specialties Business

We manufacture and market, through our Magnesia Specialties business, magnesia-based chemical products for industrial, agricultural and environmental applications, and dolomitic lime for use primarily in steel production and land stabilization. These chemical products have varying uses, including flame retardants, wastewater treatment, pulp and paper production and other environmental applications. In 2020, approximately 67% of Magnesia Specialties’ total revenues were attributable to chemical products, approximately 32% to lime and approximately 1% to stone sold as construction materials. For the year ended December 31, 2020, the Magnesia Specialties business generated total revenues of approximately $243 million, gross profit of approximately $86 million and earnings from operations of approximately $71 million. For the three months ended March 31, 2021, the Magnesia Specialties business generated total revenues of approximately $70.9 million, gross profit of approximately $27.5 million and earnings from operations of approximately $23.5 million.

Proposed acquisition of Lehigh West Region Business

On May 23, 2021, we entered into a securities purchase agreement (as it may be amended or supplemented, the “Purchase Agreement”) with Lehigh Cement Company LLC and certain other sellers party thereto (together, the “Sellers”), affiliates of Heidelberg Cement Group, to acquire 100% of the outstanding equity interests in the subsidiaries and joint ventures held by the Sellers that own and operate the business of producing, selling, marketing and distributing aggregates, cement, ready-mix concrete, asphalt and similar materials in California, Arizona, Nevada, Oregon and Ensenada, Mexico (collectively, the “Lehigh West Region Business”) for $2.3 billion in cash, on a cash-free, debt-free basis, subject to customary post-closing adjustments (the “Acquisition”). We intend to finance the Acquisition with a combination of cash resources, including cash on hand and a portion of the net proceeds of this offering.

The Lehigh West Region Business provides us with a new upstream materials-led growth platform across several of the nation’s largest and fastest growing mega-regions in California and Arizona. The Acquisition, which is consistent with and advances our SOAR (Strategic Operating Analysis and Review) 2025 plan, includes 17 active aggregates quarries, two cement plants with related distribution terminals, and targeted downstream operations. Following the closing of the Acquisition, we will have a coast-to-coast geographic footprint with expanded product offerings. The Lehigh West Region Business’s revenues for the year ended December 31, 2020, were estimated to be approximately $859.1 million.

The financial information in this prospectus supplement does not give pro forma effect to the Acquisition. We make no assurance that the Acquisition will be consummated according to our expectations or at all. See “Risk factors—Risks related to the Acquisition” included in this prospectus supplement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties for an acquisition of this nature. Each party’s obligation to consummate the Acquisition is conditioned upon the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other customary closing conditions. The Purchase Agreement also contains certain termination rights, including the right of either the Company or the Sellers to terminate the Agreement if the closing has not occurred on or before December 2, 2021. We currently anticipate that the Acquisition will be completed in the second half of 2021. The closing of this offering is not conditioned upon the consummation of the Acquisition.

The Purchase Agreement is included as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on May 25, 2021, which is incorporated by reference herein. See “Risk factors—Risks related to the Acquisition” included in this prospectus supplement.

Corporate information

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 4123 Parklake Avenue, Raleigh, North Carolina 27612, and our telephone number is (919) 781-4550.

Risk factors

Before investing in the notes, you should carefully consider the information under “Risk factors” beginning on page S-20 of this prospectus supplement as well as all other information included in this prospectus supplement, including the information in the documents incorporated by reference into this prospectus supplement.

The following is a summary of the principal risks that could adversely affect our business, operations and financial results. These risks are discussed more fully below.

Risks related to our business

•	Our business is cyclical and depends on activity within the construction industry.

•	Our Building Materials Business is seasonal and subject to the weather, which can significantly impact operations.

•

Our businesses could be adversely affected by the ongoing COVID-19 pandemic, or any other outbreak of disease, epidemic or pandemic, or similar public health threat, or fear of such an event and its related economic and societal response.

•	Our Building Materials Business depends on the availability of quality aggregates reserves or deposits and our ability to mine them economically.

•	Our businesses face many competitors.

•	Our future growth may depend in part on acquiring other businesses in our industry, and we may acquire businesses by paying all or in part with shares of our common stock.

•	Our integration of the acquisition or business combination with other businesses may not be as successful as projected.

•	Our acquisitions could harm our results of operations.

•	Our cement and Magnesia Specialties businesses may become capacity-constrained.

•	Our cement business could suffer if cement imports from other countries significantly increase or are sold in the U.S. in violation of U.S. fair trade laws.

•

Changes in legal requirements and governmental policies concerning zoning, land use, the environment, health and safety and other areas of the law, as well as litigation relating to these matters, affect our businesses. Our operations expose us to the risk of material environmental liabilities.

•	Climate change and related legislation or regulations may adversely impact our business, including potential physical and financial impacts.

•	Our business is dependent on funding from a combination of federal, state and local sources.

•	Our businesses could be impacted by rising interest rates.

•	Increases in our effective income tax rate may harm our results of operations.

•	Labor disputes could disrupt operations of our businesses.

•	We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business.

•	Our business is a capital-intensive business.

•

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective judgments and estimates by our management. Our estimates and assumptions could be wrong.

•	The adoption of new accounting standards may affect our financial results.

•	Disruptions in the credit markets could affect our business.

•	Our Magnesia Specialties business faces currency risks from its overseas activities.

•	Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

•	Our paving operations present additional risks to our business.

•	Our ready mixed concrete and asphalt and paving product lines have lower profit margins and operating results can be more volatile.

•	Short supplies and high costs of fuel, energy and raw materials affect our businesses.

•	Cement is sensitive to supply and price volatility.

•	Our Magnesia Specialties business depends in part on the steel industry and the supply of reasonably priced fuels.

•	We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

•	Delays or interruptions in shipping products of our businesses could affect our operations.

•	Our articles of incorporation and bylaws and North Carolina law may inhibit a change in control that you may favor.

Risks related to the Acquisition

•	We cannot assure you that the proposed Acquisition will be completed.

•	We may fail to realize benefits anticipated as a result of the Acquisition.

•	We and the Lehigh West Region Business will be subject to business uncertainties while the Acquisition is pending that could adversely affect our and their business.

•

The Acquisition is subject to conditions, including regulatory approval under the HSR Act and certain conditions that may not be satisfied or completed on a timely basis, if at all. Any delay in completing the Acquisition may reduce or eliminate the benefits expected.

The offering

The following is a brief summary of some of the terms of the notes and is not intended to be complete. For a more complete description of the terms of the notes see “Description of the notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. As used in this section, “we,” “our” and “us” refer only to Martin Marietta Materials, Inc. and not to its consolidated subsidiaries.

Issuer	Martin Marietta Materials, Inc., a North Carolina corporation.

Notes offered	$700,000,000 aggregate principal amount of 0.650% Senior Notes due 2023.

$900,000,000 aggregate principal amount of 2.400% Senior Notes due 2031.

$900,000,000 aggregate principal amount of 3.200% Senior Notes due 2051.

Issue price	The issue price for the 2023 notes is 99.988% of principal amount, plus accrued interest, if any, from July 2, 2021.

The issue price for the 2031 notes is 99.937% of principal amount, plus accrued interest, if any, from July 2, 2021.

The issue price for the 2051 notes is 99.197% of principal amount, plus accrued interest, if any, from July 2, 2021.

Stated maturity dates	The 2023 notes will mature on July 15, 2023.

The 2031 notes will mature on July 15, 2031.

The 2051 notes will mature on July 15, 2051.

Interest and payment dates	The 2023 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 0.650%, payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022.

The 2031 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 2.400%, payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022.

The 2051 notes will accrue interest from, and including, July 2, 2021 at a per annum rate of 3.200%, payable in arrears on January 15 and July 15 of each year, beginning on January 15, 2022.

Ranking	The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries.

As of March 31, 2021, we had an aggregate of approximately $2.6 billion of indebtedness outstanding, excluding intercompany liabilities. As of March 31, 2021, our subsidiaries had no indebtedness and the Company’s only secured indebtedness was approximately $137.4 million of finance lease obligations.

The indenture that will govern the notes will not contain any restrictions on the incurrence of indebtedness other than as described under “Description of the notes—Covenants—Limitations on liens.”

Further issuances	We may, without the consent of the holders, issue in the future additional notes of any series under the indenture with the same terms (except for the issue date and, to the extent applicable, the date from which interest will begin to accrue and the first interest payment date) and with the same CUSIP number as the notes of that series offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes of any series are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Sinking fund	The notes will not be entitled to the benefit of any sinking fund.

Form and denomination	The notes will be issued in the form of several registered notes in global form, without interest coupons, in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof. Upon issuance, each of the global notes will be deposited with the Trustee (as defined herein) as custodian for DTC (as defined herein) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described under “Description of the notes—Forms.”

Special mandatory redemption	If (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) we publicly announce at any time prior to March 31, 2022 that we will no longer pursue the consummation of the Acquisition, then we will be required to redeem all of the outstanding 2031 notes and 2051 notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the 2031 notes and the 2051 notes, respectively, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. The 2023 notes will not be subject to the special mandatory redemption provisions described above. See “Description of the notes—Special mandatory redemption.”

Optional redemption	We have the option to redeem some or all of the notes, prior to their stated maturity date at any time and from time to time, as described under the heading “Description of the notes—Optional redemption.”

Offer to repurchase upon Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. See “Description of the notes—Change of Control Repurchase Event.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $2,471 million, after deducting the underwriting discounts and our estimated offering expenses. Absent a special mandatory redemption of the 2031 notes and the 2051 notes, we intend to use the net proceeds from the 2031 notes and the 2051 notes, together with cash on hand, to pay the consideration for the Acquisition and to pay related fees and expenses. In the event of a special mandatory redemption of the 2031 notes and the 2051 notes, we intend to use the net proceeds from the 2031 notes and the 2051 notes, together with cash on hand, to fund the special mandatory redemption. We intend to use the net proceeds from the 2023 notes for general corporate purposes, which may include funding acquisitions (including without limitation the Acquisition) or repaying indebtedness. See “Use of proceeds” and “Description of the notes—Special mandatory redemption.”

Certain covenants	The indenture that will govern the notes will contain covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and consolidate or merge with, or transfer all or substantially all of our assets to, another entity. See “Description of the notes.”

No prior market	Each series of notes offered hereby is a new issue of securities for which there is no existing trading market. We do not intend to apply to list any series of the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, subject to applicable securities laws. However, the underwriters are not obligated to do so and may discontinue any such market-making at any time without notice to, or the consent of, the holders of the notes. Accordingly, no assurance can be given that any trading market for the notes will develop or continue or be liquid. See “Underwriting.”

Governing law	The notes and the indenture that will govern the notes will be governed by the laws of the State of New York.

Risk factors

Investing in the notes involves substantial risks. You should carefully consider all the information in this prospectus supplement and the accompanying base prospectus (including all the information that is incorporated by reference herein and therein) prior to making a decision to invest in the notes. In particular, we urge you to carefully consider the risk factors set forth under “Risk factors” in this prospectus supplement in addition to the risks described in

Martin Marietta’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference herein.
Trustee, registrar and paying agent	Regions Bank.

Summary financial data

The following table sets forth summary historical consolidated financial information for Martin Marietta Materials, Inc. The historical annual consolidated operating results for Martin Marietta Materials, Inc. for each of the years in the three-year period ended December 31, 2020, and the historical annual condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of December 31, 2020 and December 31, 2019, have been derived from the audited consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference herein. The historical annual condensed consolidated balance sheet data for Martin Marietta Materials, Inc. as of December 31, 2018 has been derived from the audited consolidated financial statements of Martin Marietta Materials, Inc. not included or incorporated by reference herein. The historical consolidated financial information for Martin Marietta Materials, Inc. as of and for the three months ended March 31, 2021 and 2020 has been derived from the unaudited interim consolidated financial statements of Martin Marietta Materials, Inc. incorporated herein by reference and, in the opinion of our management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where you can find more information” and “Incorporation by reference.” Our historical consolidated financial information may not be indicative of future performance.

	For the three months ended March 31,		For the year ended December 31,
(in thousands)	2021	2020	2020	2019	2018(1)

Consolidated Operating Results
Products and services revenues	$921,900	$891,000	$4,432,100	$4,422,300	$3,980,400
Freight revenues	60,500	67,200	297,800	316,800	263,900

Total revenues	982,400	958,200	4,729,900	4,739,100	4,244,300
Cost of revenues-products and services	746,000	747,400	3,175,600	3,239,100	3,009,800
Cost of revenues-freight	61,700	68,400	301,500	321,000	267,900

Total cost of revenues	807,700	815,800	3,477,100	3,560,100	3,277,700

Gross Profit	174,700	142,400	1,252,800	1,179,000	966,600
Selling, general and administrative expenses	79,800	78,700	305,900	302,700	280,600
Acquisition-related expenses, net	1,200	300	1,300	500	13,500
Other operating (income) and expenses, net	(5,600)	5,600	(59,800)	(9,100)	(18,200)

Earnings from Operations	99,300	57,800	1,005,400	884,900	690,700
Interest expense	27,400	29,800	118,100	129,300	137,100
Other nonoperating (income) and expenses, net	(9,500)	2,000	(2,000)	7,300	(22,500)

Earnings before income tax expense	81,400	26,000	889,300	748,300	576,100
Income tax expense	15,900	100	168,200	136,300	105,700

Consolidated net earnings	65,500	25,900	721,100	612,000	470,400
Less: Net earnings attributable to noncontrolling interests	200	—	100	100	400

Net Earnings Attributable to Martin Marietta	$65,300	$25,900	$721,000	$611,900	$470,000

	As of March 31,		As of December 31,
	2021	2020	2020	2019	2018(1)

Condensed Consolidated Balance Sheet Data
Total current assets(2)	$1,675,700	$1,833,000	$1,668,300	$1,426,700	$1,365,800
Property, plant and equipment, net	5,335,400	5,185,400	5,242,300	5,206,000	5,157,200
Goodwill	2,414,000	2,397,100	2,414,000	2,396,800	2,399,100
Other intangibles, net	504,400	483,300	508,000	486,800	501,300
Other noncurrent assets(2)(3)	729,800	604,600	748,200	615,300	128,000

Total Assets	$10,659,300	$10,503,400	$10,580,800	$10,131,600	$9,551,400

Current liabilities-other(3)	448,800	435,700	$499,300	$498,500	$396,700
Current maturities of long-term debt(2)	—	639,900	—	340,000	390,000
Long-term debt(2)	2,626,500	2,623,900	2,625,800	2,433,600	2,730,400
Deferred income taxes, net	777,600	737,000	781,500	733,000	705,600
Other noncurrent liabilities(3)	879,700	767,500	780,900	773,200	379,300
Shareholders’ equity	5,923,900	5,296,900	5,890,700	5,350,800	4,946,400
Noncontrolling interests	2,800	2,500	2,600	2,500	3,000

Total Liabilities and Equity	$10,659,300	$10,503,400	$10,580,800	$10,131,600	$9,551,400

	For the three months ended March 31,		For the year ended December 31,
Other Financial Data	2021	2020	2020	2019	2018
Consolidated Adjusted EBITDA(4)	$204,400	$149,000	$1,392,800	$1,254,500	$1,092,100

(1)	The 2018 consolidated operating results and condensed consolidated balance sheet data reflect the acquisition of Bluegrass Materials Company (“Bluegrass”) completed on April 27, 2018.

(2)	Condensed consolidated balance sheet data reflects the adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

(3)	The 2019 condensed consolidated balance sheet reflects the adoption of ASC 842. The operating lease right-of-use assets are included in other noncurrent assets, and operating lease liabilities are included in other current and noncurrent liabilities.

(4)	Earnings before interest; income taxes; depreciation, depletion and amortization; the earnings/loss from nonconsolidated equity affiliates; the impact of Bluegrass acquisition-related expenses, net; the impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting; and the asset and portfolio rationalization charge (“Consolidated Adjusted EBITDA”) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Consolidated Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings, earnings from operations or operating cash flow. However, the Company’s management believes that Consolidated Adjusted EBITDA may provide additional information with respect to the Company’s performance. Because Consolidated Adjusted EBITDA excludes some, but not all, items that affect net earnings and may vary among companies, Consolidated Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of net earnings attributable to Martin Marietta to Consolidated Adjusted EBITDA:

	For the three months ended March 31,		For the year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net earnings attributable to Martin Marietta	$65,300	$25,900	$721,000	$611,900	$470,000

Add back:
Interest expense	27,300	29,600	117,600	128,900	137,100
Income tax expense for controlling interests	15,800	100	168,200	136,300	105,600
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	96,000	93,400	386,000	377,400	328,400
Bluegrass acquisition-related expenses, net(1)	—	—	—	—	13,500
Impact of selling acquired inventory due to the markup to fair value as part of acquisition accounting(2)	—	—	—	—	18,700
Asset and portfolio rationalization charge(3)	—	—	—	—	18,800

Consolidated Adjusted EBITDA	$204,400	$149,000	$1,392,800	$1,254,500	$1,092,100

(1)	The Company incurred $28.3 million of acquisition expenses as part of its acquisition of Bluegrass. The Company also recognized a $14.8 million gain on a required divestiture of a legacy quarry, as part of the Department of Justice’s approval of the Bluegrass transaction. These expenses and gain are nonrecurring items and are both reflected in Bluegrass acquisition-related expenses, net.

(2)	As part of the Bluegrass acquisition, the Company recorded the acquired inventory at fair value, resulting in a write up of $18.7 million over the Bluegrass carrying value prior to the acquisition. Upon selling the acquired inventory in the normal course of business, the Company expensed the entire fair value, including the markup, in cost of revenues. The markup component is a one-time cost resulting from acquisition accounting.

(3)	The asset and portfolio rationalization charge reflects the Company’s evaluation of the recoverability of certain long-lived assets, including property, plant and equipment and intangible assets, for underperforming operations in the Southwest ready mix business and a reduction in workforce. Of the total charge, $17.0 million was noncash and $1.8 million was settled in cash.

Risk factors

Investment in the notes involves risks. Before acquiring any notes offered pursuant to this prospectus supplement, you should carefully consider the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus or any related free writing prospectus, including, without limitation, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein, as the same may be updated from time to time by our subsequent filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section entitled “Information regarding forward-looking statements.”

Risks related to our business

Industry and COVID-19 Risk Factors

Our business is cyclical and depends on activity within the construction industry.

Economic and political uncertainty can impede growth in the markets in which we operate. Demand for our products, particularly in the private nonresidential and residential construction markets, could decline if companies and consumers are unable to obtain credit for construction projects or if an economic slowdown causes delays or cancellations of capital projects. State and federal budget issues may also hurt the funding available for infrastructure spending. The lack of available credit may limit the ability of states to issue bonds to finance construction projects. As a result of these issues, several of our top revenue-generating states, from time-to-time, stop bidding or slow bid projects in their transportation departments.

We sell most of our aggregates (our primary business) and our cement products to the construction industry, therefore our results depend on that industry’s strength. Since our businesses depend on construction spending, which can be cyclical, our profits are sensitive to national, regional and local economic conditions and the intensity of the underlying spending on aggregates and cement products. Construction spending is affected by economic conditions, changes in interest rates, demographic and population shifts, and changes in construction spending by federal, state and local governments. If economic conditions change, a recession in the construction industry may occur and affect the demand for our products. The recession of the late 2000s and early 2010s (the Great Recession) was an example, and our shipment volumes were significantly reduced. Construction spending can also be disrupted by terrorist activity and armed conflicts.

While our business operations cover a wide geographic area, our earnings depend on the strength of the local economies in which we operate because of the high cost to transport our products relative to their selling price. If economic conditions and construction spending decline significantly in one or more areas, particularly in the Building Materials Business’ top five revenue-generating states of Texas, Colorado, North Carolina, Georgia and Iowa, our profitability will decrease. We experienced this situation during the Great Recession.

The Great Recession resulted in large declines in shipments of aggregates products in our industry. Subsequent to the Great Recession and until the impact from COVID-19 beginning in the first quarter of 2020, the markets we served experienced slow-but-steady construction growth that coincided with the longest economic recovery in United States history.

While historical spending on public infrastructure projects has been, comparatively, more stable as governmental appropriations and expenditures are typically less interest rate-sensitive than private sector spending, we experienced a slight retraction in aggregates shipments to the infrastructure market after uncertainty regarding the passage of the Highway and Transportation Funding Act of 2014. Contractors were not able to get any certainty on the availability of federal infrastructure funding until late 2015 with the enactment of the Fixing America’s Surface Transportation (FAST) Act.

Our Building Materials Business is seasonal and subject to the weather, which can significantly impact operations.

Since the heavy-side construction business is conducted outdoors, erratic weather patterns, seasonal changes and other weather-related conditions affect our business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow and heavy or sustained rainfall, reduce construction activity, restrict the demand for our products and impede our ability to efficiently transport material. Adverse weather conditions also increase our costs and reduce our production output as a result of power loss, needed plant and equipment repairs, time required to remove water from flooded operations and similar events. Severe drought conditions can restrict available water supplies and restrict production. Production and shipment levels of the Building Materials Business’ products follow activity in the construction industry, which typically are strongest in the spring, summer and fall. Because of the weather’s effect on the construction industry’s activity, the production and shipment levels for the Company’s Building Materials Business, including all of its aggregates-related downstream operations, vary by quarter. The second and third quarters are generally subject to heavy precipitation, and thus are more profitable if precipitation is lighter, while the first and fourth quarters are subject to the impacts of winter weather, and thus are generally the least profitable. The Company’s operations in the southeastern and Gulf Coast regions of the United States and The Bahamas are at risk for hurricane activity, most notably in August, September and October.

Our businesses could be adversely affected by the ongoing COVID-19 pandemic, or any other outbreak of disease, epidemic or pandemic, or similar public health threat, or fear of such an event and its related economic and societal response.

Our businesses could be negatively impacted by the widespread outbreak of an illness or other communicable disease, or any other public health crisis that results in economic and trade disruptions. In or around December 2019, COVID-19 was initially reported. Four months later, in March 2020, the World Health Organization declared it a global pandemic. The proliferation of COVID-19 cases in the United States, and the extent that geography of outbreaks primarily matches the regions in which the Company’s Building Materials Business principally operates, in combination with the related governmental orders limiting individuals’ movements and social gatherings, as well as requiring many businesses to close for an undetermined period of time, are negatively impacting economic activity, consumer confidence and discretionary spending, and overall market conditions. Further, COVID-19 could continue to negatively affect the health of our employees, employee productivity, customer purchasing patterns and fulfillment of purchase orders, availability of supplies, pricing for raw materials, and the ability to transport materials via the Company’s distribution network. While our operations have been designated as “essential” under applicable government orders otherwise restricting business activities to prevent further outbreak of COVID-19, and accordingly have been permitted to continue to operate during the pendency of these orders, it is possible that they may not continue to be so treated under future government orders, or, even if so treated, site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time. We are monitoring the impact of COVID-19 on our operations and on our product demand. Due to economic uncertainty related to COVID-19, contractors and customers may delay advancing, or ultimately cancel, building projects. In addition, reduced travel due to remote working and stay-at-home practices, including as a result of governmental orders restricting activity, may continue to negatively impact fuel tax revenues that fund highway projects. While we do not currently expect that the virus will have a material adverse effect on the Company’s liquidity, we are unable to accurately and fully predict the impact that COVID-19 will have on the results of operations due to various uncertainties, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, actions that may be taken by governmental authorities and other third-parties in response to COVID-19 and the timing and pace of any economic recovery as COVID-19 impacts ultimately abate.

Competition and Growth Risk Factors

Our Building Materials Business depends on the availability of quality aggregates reserves or deposits and our ability to mine them economically.

Our challenge is to find quality aggregates deposits that we can mine economically, with appropriate permits, near either growing markets or long-haul transportation corridors that economically serve applicable markets. As communities have grown, they have settled in and around attractive quarrying locations and have imposed restrictions on mining. We try to meet this challenge by identifying and permitting sites prior to economic expansion, buying more land around our existing quarries to increase our mineral reserves, developing underground mines and developing a distribution network that transports aggregates products by various methods, including rail and water. While our distribution network allows us to transport our products longer distances than would normally be considered economical, we can give no assurances that we will be successful at this strategy.

Our businesses face many competitors.

Our businesses have many competitors, some of whom are bigger and have more resources than we do. Some of our competitors operate on a worldwide basis. Our results are affected by the number of competitors in a market, the production capacity that a particular market can accommodate, the pricing practices of other competitors and the entry of new competitors in a market. We also face competition for some of our products from alternative products. For example, our Magnesia Specialties business may compete with other chemical products that could be used instead of our magnesia-based products. As other examples, our aggregates, ready mixed concrete, and asphalt and paving businesses may compete with recycled asphalt and concrete products that could be used instead of new products and our cement operations may compete with international competitors who are importing products into the United States from jurisdictions with lower production and regulatory costs.

Our future growth may depend in part on acquiring other businesses in our industry, and we may acquire businesses by paying all or in part with shares of our common stock or funded with public debt.

We expect to continue to grow, in part, by acquiring other businesses, such as our pending acquisition of the Lehigh West Region Business. In the past, we have made acquisitions to strengthen our existing locations, expand our operations and enter new geographic markets. We will continue to pursue selective acquisitions, joint ventures or other business arrangements we believe will help our Company. However, the continued success of our acquisition program will depend on our ability to find and buy other attractive businesses at an appropriate price and our ability to integrate acquired businesses into our existing operations. We cannot assume there will continue to be attractive acquisition opportunities for sale at reasonable prices that we can successfully integrate into our operations.

We may decide to pay all or part of the purchase price of any future acquisition with shares of our common stock. We may also use our stock to make strategic investments in other companies to complement and expand our operations. If we use our common stock in this way, the ownership interests of our existing shareholders at that time will be diluted and the price of our stock could decline. We operate our businesses with the objective of maximizing long-term shareholder return.

Our integration of the acquisition of, or business combination with, other businesses may not be as successful as projected.

We have a successful history of business combinations and integration of these businesses into our heritage operations. However, in connection with the integration of the Lehigh West Region Business or any other business that we may acquire, there is a risk that we will not be able to achieve such integration in a successful manner or on the time schedule we have projected or in a way that will achieve the level of synergies, cost savings or operating efficiencies we forecast from the acquisition. See “—Risks related to the Acquisition—We may fail to realize benefits anticipated as a result of the Acquisition.”

Any other significant business acquisition or combination we might choose to undertake may require that we devote significant management attention and resources to preparing for and then integrating our business practices and operations. Based on our history, we believe we would be successful in this integration process. Nevertheless, we may fail to realize some of the anticipated benefits of any potential acquisition or other business combination that we pursue in the future, if the integration process takes longer than expected or is more costly than expected. Potential difficulties we may encounter in the integration process include:

•

the inability to successfully combine operations in a manner that permits us to achieve the cost savings and revenue synergies anticipated to result from the proposed acquisition or business combination, which would result in the anticipated benefits of the acquisition or business combination not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either the Company or former customers of the acquired or combined company deciding not to do business with the Company;

•	complexities associated with managing the combined operations;

•	integrating personnel;

•	creation of uniform standards, internal controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with integrating the remaining operations; and

•	performance shortfalls at business units as a result of the diversion of management attention caused by completing the remaining integration of the operations.

Our acquisitions could harm our results of operations.

In pursuing our business strategy, we conduct discussions, evaluate opportunities and enter into acquisition agreements. Acquisitions involve significant challenges and risks, including risks that:

•	we may not realize a satisfactory return on our investment;

•	we may not be able to retain key personnel of the acquired business;

•	we may experience difficulty in integrating new employees, business systems and technology;

•	our due diligence process may not identify compliance issues or other liabilities that are in existence at the time of our acquisition;

•	we may not be able to bring the acquired business up to our expected levels of safety standards as soon as anticipated;

•	we may have difficulty entering into new geographic markets in which we are not experienced; or

•	we may be unable to retain the customers and partners of acquired businesses following the acquisition.

Our cement and Magnesia Specialties businesses may become capacity-constrained.

If our cement or Magnesia Specialties businesses becomes capacity-constrained, we may be unable to timely satisfy the demand for some of our products, and any resulting changes in customers would introduce volatility to the earnings of these segments. We can address capacity needs by enhancing our manufacturing productivity, increasing the operational availability of equipment, reducing machinery down time and extending machinery useful life. Future demand for our products may require us to expand our manufacturing capacity further, particularly through the purchase of additional manufacturing equipment. However, we may not be able to increase our capacity in time to satisfy increases in demand that may occur from time to time. Capacity constraints may prevent us from satisfying customer orders and result in a loss of sales to competitors that are not capacity-constrained. In addition, we may suffer excess capacity if we increase our capacity to meet actual or anticipated demand and that demand decreases or does not materialize. While we are permitted to expand production by up to 0.8 million additional tons at our Midlothian cement plant, it could take us a significant period of time before such production expansion could come to fruition.

Our cement business could suffer if cement imports from other countries significantly increase or are sold in the U.S. in violation of U.S. fair trade laws.

In the past, the cement industry has obtained antidumping orders imposing duties on imports of cement and clinker from other countries that violated U.S. fair trade laws. Currently, an antidumping order against cement and clinker from Japan is set to expire but is under review for extension by the Federal Trade Commission. As has always been the case, cement operators with import facilities can purchase cement from other countries, such as those in Latin America and Asia, which could compete with domestic producers. In addition, if environmental regulations increase the costs of domestic producers compared to foreign producers that are not subject to similar regulations, imported cement could achieve a significant cost advantage over domestically produced cement. An influx of cement or clinker products from countries not subject to antidumping orders, or sales of imported cement or clinker in violation of U.S. fair trade laws, could adversely affect our cement product line.

Economic, Political and Legal Risk Factors

Changes in legal requirements and governmental policies concerning zoning, land use, the environment, health and safety and other areas of the law, as well as litigation relating to these matters, affect our businesses. Our operations expose us to the risk of material environmental liabilities.

Many federal, state and local laws and regulations relating to zoning, land use, air emissions (including carbon dioxide and other greenhouse gases “GHGs”), water use, allocation and discharges, waste management, noise and dust control, mining, reclamation and other environmental, health and safety matters govern our operations. Some of our operations require permits, which may impose additional operating standards, and are subject to modification, renewal and revocation. Certain of our operations may from time to time involve the use of substances that are classified as toxic or hazardous within the meaning of these laws and regulations. Despite our extensive efforts to remain in strict compliance at all times with all applicable laws and regulations, the risk of liabilities, particularly environmental liabilities, is inherent in the operation of our businesses. These potential liabilities could result in material costs, including for fines or personal injury or damages claims, which could have an adverse impact on our operations and profitability.

Future events, including changes in existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of some of our products or business activities may result in additional or unanticipated compliance and other costs. We could be required to invest in preventive or remedial action, like pollution control facilities, which could be substantial or which could result in restrictions on our operations or delays in obtaining required permits or other approvals.

Our operations are subject to manufacturing, operating and handling risks associated with the products we produce and the products we use in our operations, including the related storage and transportation of raw materials, explosives, products, hazardous substances and wastes. We are exposed to hazards including storage tank leaks, explosions, discharges or releases of hazardous substances, exposure to dust, and the operation of mobile equipment and manufacturing machinery.

These risks can subject us to potentially significant liabilities relating to personal injury or death, or property damage, and may result in civil or criminal penalties, which could hurt our productivity or profitability. For example, from time to time we investigate and remediate environmental contamination relating to our prior or current operations, as well as operations we have acquired from others, and in some cases we have been or could be named as a defendant in litigation brought by governmental agencies or private parties.

We are involved from time to time in litigation and claims arising from our operations. While we do not believe the outcome of pending or threatened litigation will have a material adverse effect on our operations or our financial condition, an unexpected and material adverse outcome in a pending or future legal action could potentially have a negative effect on our Company.

Climate change and related legislation or regulations may adversely impact our business, including potential physical and financial impacts.

Amid concerns that GHG emissions are contributing to climate change, a number of governmental bodies, including the U.S. Congress and various U.S. states, have proposed, enacted or are contemplating legislative and regulatory changes to mitigate or address the potential impacts of climate change, including provisions for emissions reductions or the use of alternative fuels, carbon credits (such as a “cap and trade” system) and a carbon tax. For example, in the U.S., the United States Environmental Protection Agency (USEPA) promulgated a mandatory reporting rule covering GHG emissions from sources considered to be large emitters. The USEPA has also promulgated a GHG emissions permitting rule, referred to as the Tailoring Rule, which may require some industrial facilities to obtain operating permits for GHG emissions under the U.S. Clean Air Act. Although the U.S. Supreme Court subsequently ruled in June 2014 that the USEPA exceeded its statutory authority in issuing the Tailoring Rule, it upheld the Best Available Control Technology (BACT) requirements for GHGs emitted by sources that already require Title V operating permits or are subject to PSD requirements for other pollutants. With the change of the U.S. presidential administration, it is too early to tell whether the USEPA will proceed with revisions of the Tailoring Rule or proceed in a different direction, nor is it known how the USEPA may revise the BACT requirements. If future modifications to our Magnesia Specialties or cement facilities require PSD review for other pollutants, GHG permitting requirements may also be triggered, which could require us to incur significant additional costs. It is not possible, however, to estimate the cost of any future requirements at this time.

U.S. President Biden has made climate change a central focus of his administration. In addition to reentering the Paris Agreement, on January 27, 2021, President Biden issued a pair of executive orders and a presidential memorandum making climate change central to U.S. policy and setting out several administrative priorities and undertakings. Although it is still too early to determine the actions the federal governmental will take to implement the orders, or the full scope, timing or ramifications of such measures, it is clear that the administration intends to make a significant and sweeping push on the climate front and, like other signatories to the Paris Agreement, intends to pursue a goal of a Net Zero GHG by 2050. The orders, combined with Democratic control of both chambers of the U.S. Congress, suggest that additional executive and/or legislative action is likely, although the timing and scope of such action is unclear. Additionally, it seems probable that the USEPA and other agencies will likely use their rule-making authority and procurement decisions to further address climate change. Various states where we have operations are considering climate change initiatives as well, and we may be subject to state regulations in addition to any federal laws and rules that are passed. In light of the various regulatory uncertainties, we cannot at this time reasonably predict what the costs of any future compliance requirements may be, but we do not believe it will have a material adverse effect on the financial condition or results of the operations of either the Magnesia Specialties business or Building Materials Business. We continue to monitor GHG regulations and legislation and its potential impact on our cement business, financial condition and product demand.

Although our aggregates, ready mixed concrete and asphalt and paving operations are not major sources of GHG emissions, any additional regulatory restrictions on emissions of GHGs imposed by the USEPA will likely impact our magnesia-based chemicals operations in Woodville, Ohio, and Manistee, Michigan, as well as our two cement plants in Texas, each of which file annual reports of GHG emissions as required by the USEPA reporting rule. However, it is not possible to estimate the cost of any such future requirements at this time. In addition, we may not be able to recover any increased operating costs or taxes relating to GHG emission limitations at those plants from our customers in order to remain competitive in pricing in the relevant markets.

In addition to impacts from increased GHG and other climate-related regulation, climate change may result in physical and financial impacts that could have adverse effects on our operations or financial condition. Given the nature of our operations, physical impacts may include disruptions in production and/or regional supply or product distribution networks due to major storm events, shifts in regional rainfall and temperature patterns and intensities, as well as flooding from sea level changes. In addition, production and shipment levels for the Building Materials Business correlate with general construction activity, most of which occurs outdoors and, as a result, is affected by erratic weather patterns, seasonal changes and other unusual or unexpected weather-related conditions, which can significantly affect that business. Excessive rainfall and other severe weather events also jeopardize production, shipments and profitability in all markets served by our operations. In particular, our operations in the southeastern and Gulf Coast regions of the United States and The Bahamas are at risk for hurricane activity, most notably in August, September and October. In addition, climate and inclement weather can reduce the useful life of an asset.

Our businesses also are dependent on reliable sources of electricity and fuels. We could incur increased costs or disruptions in our operations if climate change legislation and regulation or severe weather impacts the price or availability of purchased electricity or fuels or other materials used in our operations. These and other climate-related risks also could impact our customers, such as a downturn in the construction sector, which could lead to reduced demand for our products. We may not be able to pass on to our customers all the costs related to mitigating these risks.

The overall impacts of climate change on our operations and the Company are highly uncertain and difficult to estimate. However, climate change legislation and regulation concerning GHGs could have a material adverse effect on our future financial position, results of operations or cash flows.

Our business is dependent on funding from a combination of federal, state and local sources.

Our products are used in public infrastructure projects, which include the construction, maintenance and improvement of highways, streets, roads, bridges, schools and similar projects. Accordingly, our business is dependent on the level of federal, state, and local spending on these projects. The visibility into future federal infrastructure funding was clarified and stabilized to some extent in 2015 with the passage of the current federal highway bill, the FAST Act, which reauthorized federal highway and transportation funding programs. The FAST Act was extended for one year and now is set to expire September 30, 2021. If a reauthorization bill is not finalized prior to the FAST Act expiration, the Company anticipates some level of funding would be continued with continuing resolutions. Uncertainty of federal funding has led to an increase in state and alternative methods of infrastructure funding. We expect to see increased infrastructure spending at the state and local levels in 2021, aided by $10 billion for state departments of transportation provided by the December 2020 federal stimulus package, as well as $14 billion of ballot initiatives approved in November 2020. At the federal level, we expect to see stable infrastructure spending in 2021 resulting from the FAST Act extension, but beyond that will be dependent on a successor bill to the FAST Act or continuing resolutions in the future for any greater federal impact on funding. Any enhanced federal infrastructure bill will require Congressional approval. We cannot be assured, however, of such approval or of the existence, amount and timing of appropriations for spending on future projects.

Our businesses could be impacted by rising interest rates.

Our operations are highly dependent upon the interest rate-sensitive construction and steelmaking industries. Therefore, our business in these industries may decline if interest rates rise and costs increase.

Notably, demand in the residential construction market in which we sell our aggregates products is affected by interest rates which are currently at historically low levels. There can be no assurance, however, that interest rates will not increase in the future, affecting our business in an adverse manner. The residential construction market accounted for 24% of our aggregates shipments in 2020.

Aside from these inherent risks from within our operations, our earnings are also affected by changes in short-term interest rates. However, rising interest rates are not necessarily predictive of weaker operating results.

Rising interest rates could also result in disruptions in the credit markets, which could affect our business, as described in greater detail under “—Disruptions in the credit markets could affect our business” below.

Increases in our effective income tax rate may harm our results of operations.

A number of factors may increase our future effective income tax rate, including:

•	governmental authorities increasing taxes or eliminating deductions, particularly the depletion deduction;

•	the mix of earnings from depletable versus non-depletable businesses;

•	the jurisdictions in which earnings are taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	changes in available tax credits;

•	changes in stock-based compensation;

•	other changes in tax laws; and

•	the interpretation of tax laws and/or administrative practices.

Any significant increase in our future effective income tax rate could reduce net earnings and free cash flow for future periods.

Personnel Risks

Labor disputes could disrupt operations of our businesses.

Labor unions represent approximately 10% of the hourly employees of our Building Materials Business and all of the hourly employees of our Magnesia Specialties business. Our collective bargaining agreements for employees of our Magnesia Specialties business at the Woodville, Ohio, lime plant and the Manistee, Michigan, magnesia chemicals plant expire in June 2022 and August 2023, respectively.

Disputes with our trade unions, or the inability to renew our labor agreements, could lead to strikes or other actions that could disrupt our businesses, raise costs and reduce revenues and earnings from the affected locations.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business.

Our success depends to a significant degree upon the continued services of, and on our ability to attract and retain, our key personnel and executive officers, including qualified management, technical, marketing and sales, and support personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such qualified personnel, which could negatively affect our business. In addition, because of our reliance on our senior management team, the unanticipated departure of any key member of our management team could have an adverse effect on our business. Our future success depends, in part, on our ability to identify and develop or recruit talent to succeed our senior management and other key positions throughout the organization. If we fail to identify and develop or recruit successors, we are at risk of being harmed by the departures of these key employees. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Financial, Accounting and Cost Management Risk Factors

Our business is a capital-intensive business.

The property and machinery needed to produce our products are very expensive. Therefore, we require large amounts of cash to operate our businesses. We believe that our cash on hand, along with our projected operating cash flows and our available financing resources, is adequate to support our anticipated operating and capital needs. Our ability to generate sufficient cash flow depends on future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash to operate our business, we may be required, among other things, to reduce or delay planned capital or operating expenditures.

Our earnings are affected by the application of accounting standards and our critical accounting policies, which involve subjective judgments and estimates by our management. Our estimates and assumptions could be wrong.

The accounting standards we use in preparing our financial statements are often complex and require that we make significant estimates and assumptions in interpreting and applying those standards. These estimates and assumptions involve matters that are inherently uncertain and require our subjective and complex judgments. If we used different estimates and assumptions or used different ways to determine these estimates, our financial results could differ.

While we believe our estimates and assumptions are appropriate, we could be wrong. Accordingly, our financial results could be different, either higher or lower. We urge you to read the Critical Accounting Policies and Estimates section included under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein.

The adoption of new accounting standards may affect our financial results.

The accounting standards we apply in preparing our financial statements are reviewed by regulatory bodies and are periodically changed. New or revised accounting standards could, either positively or negatively, affect results reported for periods after adoption of the standards as compared to the prior periods, or require retrospective application changing results reported for prior periods. We urge you to read about our accounting policies in Note A of our Consolidated financial statements included under Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein.

Reports from the Public Company Accounting Oversight Board’s (PCAOB) inspections of public accounting firms continue to outline findings and recommendations which could require these firms to perform additional work as part of their financial statement audits. Our costs to respond to these additional requirements may increase.

Disruptions in the credit markets could affect our business.

We have considered the current economic environment and its potential impact to our business. Demand for aggregates products, particularly in the infrastructure construction market, has been negatively affected by federal and state budget challenges and the uncertainty over future highway funding levels. Further, delays or cancellations to capital projects in the nonresidential and residential construction markets could occur if companies and consumers are unable to obtain financing for construction projects or if consumer confidence is eroded by economic uncertainty.

A recessionary construction economy can also increase the likelihood we will not be able to collect on all of our accounts receivable with our customers. We are protected in part, however, by payment bonds posted by many of our customers or end-users as well as state lien rights. Nevertheless, we may experience a delay in payment from some of our customers during a construction downturn, which would negatively affect operating cash flows. Historically, our bad debt write-offs have not been significant to our operating results, and we believe our allowance for doubtful accounts is adequate.

The credit environment could impact our ability to borrow money in the future. Additional financing or refinancing might not be available and, if available, may not be at economically favorable terms. Further, an increase in leverage could lead to deterioration in our credit ratings. A reduction in our credit ratings, regardless of the cause, could also limit our ability to obtain additional financing and/or increase our cost of obtaining financing. There is no guarantee we will be able to access the capital markets at financially economical interest rates, which could negatively affect our business.

We may be required to obtain financing in order to fund certain strategic acquisitions, if they arise, or to refinance our outstanding debt. It is possible a large strategic acquisition would require that we issue new equity and debt securities in order to maintain our investment-grade credit rating and could result in a ratings downgrade notwithstanding our issuance of equity securities to fund the transaction. We are also exposed to risks from tightening credit markets, through the interest payable on any variable-rate debt, including the interest cost on future borrowings under our credit facilities. While management believes our credit ratings will remain at a composite investment-grade level, we cannot be assured these ratings will remain at those levels.

Also, while we believe the Company will continue to have adequate credit available to meet its needs, there can be no assurance of that.

Our Magnesia Specialties business faces currency risks from its overseas activities.

Our Magnesia Specialties business sells some of its products outside the United States. Therefore, the operations of the Magnesia Specialties business are affected from time to time by the fluctuating values of the currency exchange rates of the countries in which it does business in relation to the value of the U.S. Dollar. The business tries to mitigate the short-term effects of currency exchange rates by primarily denominating sales in the U.S. Dollar. This still leaves the business subject to certain risks, depending on the strength of the U.S. Dollar.

Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.

Our manufacturing processes are dependent upon critical pieces of equipment, such as our kilns and finishing mills. This equipment, on occasion, may be out of service as a result of planned maintenance, failures or damage during accidents. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We have one- to two-week scheduled outages at least once a year to refurbish our cement and dolomitic lime production facilities. In 2020, the cement operations incurred shutdown costs of $19.7 million during the year. In 2020, the Magnesia Specialties business incurred shutdown costs of $5.1 million during the year. Any significant interruption in production capability may require us to make significant capital expenditures to remedy problems or damage as well as cause us to lose revenue due to lost production time.

Our paving operations present additional risks to our business.

Our paving operations face challenges when our contracts have penalties for late completion. In some instances, including many of our fixed-price contracts, we guarantee project completion by a certain date. If we subsequently fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages. Under these circumstances, the total project cost could exceed our original estimate, and we could experience a loss of profit or a loss on the project. In our paving operations, we also have fixed-price and fixed-unit-price contracts where our profits can be adversely affected by a number of factors beyond our control, which can cause our actual costs to materially exceed the costs estimated at the time of our original bid. These same issues and risks can also impact some of our contracts in our asphalt and ready mixed concrete operations. These risks are somewhat mitigated by the fact that a majority of our road paving contracts are projects that are short in duration.

Our ready mixed concrete and asphalt and paving product lines have lower profit margins and operating results can be more volatile.

Our ready mixed concrete and asphalt and paving operations typically generate lower profit margins than our aggregates and cement operations due to potentially volatile input costs, highly competitive market dynamics, and lower barriers to entry. Therefore, if we expand these operations, our consolidated gross margin would likely be adversely affected. Our overall ready mixed concrete and asphalt and paving operations’ gross margin was 10.9% for 2020 and 10.4% for 2019.

Suppliers, Raw Materials, and Energy Costs Risk Factors

Short supplies and high costs of fuel, energy and raw materials affect our businesses.

Our businesses require a continued supply of diesel fuel, natural gas, coal, petroleum coke and other energy. The financial results of these businesses have historically been affected by the short supply or high costs of these fuels and energy. Changes in energy costs also affect the prices that we pay for related supplies, including explosives, conveyor belting and tires. While we can contract for some fuels and sources of energy, such as fixed-price supply contracts for coal and petroleum coke, significant increases in costs or reduced availability of these items have and may in the future reduce our financial results. Moreover, fluctuations in the supply and costs of these fuels and energy can make planning for our businesses more difficult. Because of the fluctuating trends in diesel fuel prices, we may enter into fixed-price fuel agreements from time to time for a portion of our diesel fuel to reduce our diesel fuel price risk.

Our Magnesia Specialties business has fixed-price agreements for 63% of its 2021 coal, natural gas, and petroleum coke needs. The cement operations have fixed-price agreements for a portion of their 2021 coal and natural gas needs.

Cement production requires large amounts of energy, including electricity and fossil fuels. Energy costs represented approximately 21% of the 2020 direct production costs of our cement operations. Therefore, the cost of energy is one of our largest expenses. Prices for energy are subject to market forces largely beyond our control and can be quite volatile. Price increases that we are unable to pass through in the form of price increases for our products, or disruption of the uninterrupted supply of fuel and electricity, could adversely affect us. Accordingly, volatility in energy costs can adversely affect the financial results of our cement operations.

Similarly, our ready mixed concrete and asphalt and paving operations also require a continued supply of liquid asphalt and cement, which serve as key raw materials in the production of hot mix asphalt and ready mixed concrete, respectively. Some of these raw materials we produce internally, but most are purchased from third parties. These purchased raw materials are subject to potential supply constraints and significant price fluctuations, which are beyond our control. The financial results of our ready mixed concrete and asphalt and paving operations have been affected by the short supply or high costs of these raw materials. We generally see frequent volatility in the costs for these raw materials.

Cement is sensitive to supply and price volatility.

Cement competition is often based primarily on price, which is highly sensitive to changes in supply and demand. Prices may fluctuate significantly in response to relatively minor changes in supply and demand, general economic conditions and other market conditions, which we cannot control. When cement producers increase production capacity or more cement is imported into the market, an oversupply of cement in the market may occur if supply exceeds demand. In that case cement prices generally decline. We cannot be assured that prices for our cement products sold will not decline in the future or that such decline will not have a material adverse effect on our cement product line.

Our Magnesia Specialties business depends in part on the steel industry and the supply of reasonably priced fuels.

Our Magnesia Specialties business sells some of its products to companies in the steel industry. While we have reduced this risk over the last few years, this business is still dependent, in part, on the strength of the cyclical steel industry. The Magnesia Specialties business also requires significant amounts of natural gas, coal and petroleum coke, and financial results are negatively affected by increases in fuel prices or shortages.

Cyber and Information Security Risk Factors

We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

We are dependent on information technology systems and infrastructure, including reliance on third-party vendors and third-party software. Any significant breakdown, invasion, destruction or interruption of these systems by employees, others with authorized access to our systems or unauthorized persons could negatively impact operations. There is also a risk that we could experience a business interruption, theft of information or reputational damage as a result of a cyber-attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and information technology to reduce these risks and routinely test the security of our information systems network, we cannot ensure that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business.

Other Risk Factors

Delays or interruptions in shipping products of our businesses could affect our operations.

Transportation logistics play an important role in allowing us to supply products to our customers, whether by truck, rail or water. We also rely heavily on third-party truck and rail transportation to ship coal, natural gas and other fuels to our plants. Any significant delays, disruptions or the non-availability of our transportation support system could negatively affect our operations. Transportation operations are subject to capacity constraints, high fuel costs and various hazards, including extreme weather conditions and slowdowns due to labor strikes and other work stoppages. In Texas, we compete for third-party trucking services with operations in the oil and gas fields, which can significantly constrain the availability of those services to us. If there are material changes in the availability or cost of transportation services, we may not be able to arrange alternative and timely means to transport our products or fuels at a reasonable cost, which could lead to interruptions or slowdowns in our businesses or increases in our costs.

The availability of railcars can also affect our ability to transport our products. Railcars can be used to transport many different types of products across all of our segments. If owners sell or lease railcars for use in other industries, we may not have enough railcars to transport our products.

We have long-term agreements with shipping companies to provide ships to transport our aggregates products from our Bahamas and Nova Scotia operations to various coastal ports. These contracts have varying expiration dates ranging from 2023 to 2027 and generally contain renewal options. Our inability to renew these agreements or enter into new ones with other shipping companies could affect our ability to transport our products.

Some of our products are distributed by barges along rivers in Ohio and West Virginia. We may experience, to a lesser degree, risks associated with distributing our products by barges, including significant delays, disruptions or the non-availability of our barge transportation system that could negatively affect our operations, water levels that could affect our ability to transport our products by barge, and barges that may not be available in quantities that we might need from time to time to support our operations.

Our articles of incorporation and bylaws and North Carolina law may inhibit a change in control that you may favor.

Our restated articles of incorporation and restated bylaws and North Carolina law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our Board of Directors. This could occur even if our shareholders are offered an attractive value for their shares or if many or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction. Provisions that could delay, deter, or inhibit a future acquisition include the following:

•	the ability of the Board of Directors to establish the terms of, and issue, preferred stock without shareholder approval;

•	the requirement that our shareholders may only remove directors for cause;

•	the inability of shareholders to call special meetings of shareholders; and

•	super-majority shareholder approval requirements for business combination transactions with certain five percent shareholders.

Additionally, the occurrence of certain change-of-control events could result in an event of default under certain of our existing or future debt instruments.

Risks related to the Acquisition

We cannot assure you that the proposed Acquisition will be completed.

There are a number of risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be completed, or may not be completed in the timeframe, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing in the Purchase Agreement. There can be no assurance that the conditions to closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. The Purchase Agreement may be terminated by the parties thereto under certain circumstances, including, without limitation, if the Acquisition has not been completed by December 2, 2021. Any delay in closing or a failure to close could have a negative impact on our business and the trading prices of our securities, including the notes.

We may fail to realize benefits anticipated as a result of the Acquisition.

The success of the Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from combining the Lehigh West Region Business with our business. We may never realize these business opportunities and growth prospects. We may devote significant management attention and resources to preparing for and then integrating our business practices and operations with those of the Lehigh West Region Business. We may fail to realize some of the anticipated benefits of the Acquisition if the integration process takes longer than expected or is more costly than expected. Potential difficulties we may encounter in the integration process include:

•	the inability to successfully combine operations in a manner that permits us to achieve the benefits anticipated to result from the Acquisition in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either the Company or the Lehigh West Region Business deciding not to do business with us;

•	complexities associated with managing the combined operations;

•	integrating personnel;

•	creation of uniform standards, internal controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with integrating the operations; and

•	performance shortfalls at business units as a result of the diversion of management attention caused by completing the remaining integration of the operations.

The Purchase Agreement has been incorporated by reference into this prospectus supplement pursuant to our Current Report on Form 8-K filed with the SEC on May 25, 2021 to provide investors with information regarding the terms of the Acquisition and is not intended to provide any factual information about us, the Lehigh West Region Business or our or its respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Purchase Agreement, including being qualified by certain disclosures made by each party to the other for the purposes of allocating contractual risk between them. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us, the Lehigh West Region Business or any of our or their respective subsidiaries, affiliates or businesses.

In addition, the terms, conditions, covenants, representations and/or warranties in the Purchase Agreement may be amended or waived in a manner that may be adverse to us or you. As a result, the Acquisition may be completed on terms that differ, perhaps substantially, from those described in this prospectus supplement and investors will not be entitled to require us to redeem any of the notes as a result of any such differences.

We and the Lehigh West Region Business will be subject to business uncertainties while the Acquisition is pending that could adversely affect our and their business.

Uncertainty about the effect of the Acquisition on employees and customers may have an adverse effect on us and on the Lehigh West Region Business. Although we and the Lehigh West Region Business intend to take actions to reduce any adverse effects, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter. These uncertainties could cause customers, suppliers and others that deal with us and/or with the Lehigh West Region Business to seek to change existing business relationships. In addition, employee retention could be reduced during the pendency of the Acquisition, as employees may experience uncertainty about their future roles. If, despite our and the Lehigh West Region Business’s retention efforts, key employees depart because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with us, our business could be harmed.

The Acquisition is subject to conditions, including regulatory approval under the HSR Act and certain conditions that may not be satisfied or completed on a timely basis, if at all. Any delay in completing the Acquisition may reduce or eliminate the benefits expected.

Before the Acquisition may be completed, the applicable waiting period must expire or terminate under the HSR Act and we may be required to divest certain assets in order to obtain all necessary regulatory approvals. In addition to this regulatory approval, the Acquisition is subject to certain other conditions that may prevent, delay, or otherwise materially adversely affect completion of the Acquisition. We cannot predict whether and when these other conditions will be satisfied. The requirements for satisfying such conditions could delay completion of the Acquisition for a period of time, reducing or eliminating some anticipated benefits of the Acquisition, or prevent completion of the Acquisition from occurring at all.

Risks related to the notes

The notes will be subject to prior claims of our secured creditors and the creditors of our subsidiaries, and we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our unsecured general obligations, ranking equally with our other senior indebtedness and liabilities, and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries. As of March 31, 2021, our subsidiaries had no indebtedness and the Company’s only secured indebtedness as of March 31, 2021 was approximately $137.4 million of finance lease obligations.

The indenture that will govern the notes will permit us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure our debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including the lenders under our revolving credit facility and our trade creditors. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to indebtedness and other liabilities and preferred equity of our subsidiaries. The indenture that will govern the notes will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities or issue preferred equity, and any indebtedness and other liabilities (including trade accounts payable) and preferred equity of our subsidiaries will be structurally senior to the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade and other creditors and holders of their preferred equity will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of those subsidiaries will be made available for distribution to us.

In the future, certain of our subsidiaries may be required or otherwise designated to guarantee certain indebtedness but not be required to guarantee the notes pursuant to the indenture that will govern the notes. In such circumstance, the notes would be structurally subordinated with respect to the debt and other liabilities of such subsidiaries that do not guarantee the notes but guarantee such indebtedness.

Our indebtedness may impair our financial condition and liquidity and prevent us from fulfilling our obligations under the notes and our other debt instruments.

As of March 31, 2021, we had an aggregate of approximately $2.6 billion of indebtedness outstanding, excluding intercompany liabilities. Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•

limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other general corporate purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our strategy and other general corporate purposes;

•	subjecting us to cross-defaults and cross-acceleration of the maturities of our debt and, in the case of secured debt, foreclosure of collateral upon default;

•

making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

•	placing us at a competitive disadvantage compared with those of our competitors that have less debt.

Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. Our ability to generate cash flow from operations is dependent on our ability to execute our business strategy and is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us on attractive terms, or at all, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other business needs.

The indenture will not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture that will govern the notes will not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture will not contain any financial maintenance covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged or similar transaction. In addition, the indenture will not contain any restrictive covenants prohibiting or otherwise limiting our ability to repurchase common stock, pay dividends or make any payments on junior or other indebtedness. As a result, we may be unable to fulfill our obligations under the notes.

In addition, the limitation on liens covenant contains exceptions for specified “permitted liens” that would allow us and our subsidiaries to borrow substantial additional amounts and to grant liens or security interests with respect to our assets in connection with those borrowings. In light of these exceptions, holders of the notes may be structurally and/or effectively subordinated to new lenders.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to satisfy a financial leverage test and comply with other covenants. The failure to satisfy such test and to comply with such covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	create liens on our assets;

•	use assets as security in other transactions;

•	merge with or into other companies; and

•	enter into sale and leaseback transactions.

In addition, our existing revolving credit facility requires that we satisfy a leverage ratio test, which is tested as of the last day of each quarter. During periods in which we experience declines in shipments of aggregates products, or otherwise experience the adverse impact of cyclical market trends or other factors, we may not be able to comply with this financial covenant.

Any failure to comply with the restrictions of our existing revolving credit facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related indebtedness, which acceleration may trigger cross-acceleration or cross-default provisions in other indebtedness. For example, the acceleration of certain indebtedness in excess of $100.0 million would constitute an event of default under our revolving credit facility. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding indebtedness, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our existing revolving credit facility, or if a default otherwise occurs, the lenders under our existing revolving credit facility could elect to terminate their commitments thereunder and cease making further loans, and lenders under our existing revolving credit facility could declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

Changes in our credit ratings may adversely affect the value of the notes.

Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. We cannot provide assurance as to the credit ratings that may be assigned to the notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered (or placed on review for a downgrade), suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Any actual or anticipated adverse changes in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market price of the notes, increase our corporate borrowing costs and limit our access to the capital markets.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, and premium, if any, and interest on, our indebtedness.

If our cash flows are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell important assets, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful on attractive terms, or at all, and may not permit us to meet our scheduled debt service obligations.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, we will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount, plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless we have exercised our right to redeem the notes in full. However, we may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Repurchase Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture that will govern the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the notes—Change of Control Repurchase Event.”

The definition of a change of control requiring us to repurchase the notes is limited, and the market price of the notes may decline if we enter into a transaction that is not a change in control under the indenture that will govern the notes.

The term “Change of Control” (as used in the notes and the indenture) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In addition, we are required to repurchase the notes upon a change of control only if the notes receive a reduction in rating below investment grade. Further, the definition of “Change of Control” includes a phrase relating to the transfer of all or substantially all of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder to require us to repurchase the notes as a result of a transfer of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain. Our obligation to repurchase the notes is limited and may not preserve the market price of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the notes—Change of Control Repurchase Event.”

There is no public market for any of the notes, and we cannot assure you that a market for the notes will develop.

Each series of notes is a new issue of securities with no existing trading market. We do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, subject to applicable securities laws. However, the underwriters are not obligated to do so and may discontinue any such market-making at any time without notice to, or the consent of, the holders of the notes. No assurance can be given as to:

•	whether an active trading market for such notes will develop or be maintained;

•	the liquidity of any such market that may develop;

•	the ability of holders of such notes to sell their notes; or

•	the prices at which the holders of such notes would be able to sell their notes.

If a trading market were to exist for the notes of a series, the notes of such series could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

•	the time remaining to the maturity of such notes;

•	the outstanding principal amount of such notes;

•	the terms related to redemption or repurchase of such notes;

•	the market for debt securities of comparable companies;

•	the level, direction and volatility of market interest rates generally;

•	the interest of securities dealers in making a market;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, liquidity and results of operations and future prospects.

An active trading market for the notes may never develop or, even if it develops, may not continue, in which case the trading price of the notes could be adversely affected and your ability to transfer the notes will be limited.

We may be unable to redeem any or all of the 2031 notes or the 2051 notes in the event of the special mandatory redemption.

The closing of this offering is not conditioned upon, and will be consummated before, the consummation of the Acquisition. The Acquisition is expected to be consummated in the second half of 2021, but it may not be consummated during that timeframe or at all.

If (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) we publicly announce at any time prior to March 31, 2022 that we will no longer pursue the consummation of the Acquisition, then we will be required to redeem all of the outstanding 2031 notes and 2051 notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the 2031 notes and the 2051 notes, respectively, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

We are not obligated to place the net proceeds from the sales of the 2031 notes or the 2051 notes in escrow prior to the consummation of the Acquisition or to provide a security interest in those proceeds, and the indenture governing the notes imposes no restrictions on our use of those proceeds. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained and/or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the 2031 notes or the 2051 notes, which would constitute an event of default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the notes.

In the event of a special mandatory redemption, holders of the 2031 notes and the 2051 notes may not realize their expected return on investment.

The Acquisition is subject to various closing conditions many of which are beyond our control. If we redeem the 2031 notes and the 2051 notes pursuant to a special mandatory redemption, holders of the 2031 notes and the 2051 notes may not realize their expected investment return on such notes and may not be able to reinvest the proceeds from any such special mandatory redemption in an investment that results in a comparable return.

In addition, holders of the 2031 notes and the 2051 notes will not have any right to require us to repurchase their notes after the date hereof if we or the Lehigh West Region Business experience any changes, including any material changes, in our respective businesses or financial condition (other than a Change of Control Repurchase Event (as defined in “Description of the notes”) with respect to us), or if the terms of the Purchase Agreement change, including in material respects.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $2,471 million, after deducting the underwriting discounts and our estimated offering expenses. Absent a special mandatory redemption of the 2031 notes and the 2051 notes, we intend to use the net proceeds from the 2031 notes and the 2051 notes, together with cash on hand, to pay the consideration for the Acquisition and to pay related fees and expenses. In the event of a special mandatory redemption of the 2031 notes and the 2051 notes, we intend to use the net proceeds from the 2031 notes and the 2051 notes, together with cash on hand, to fund the special mandatory redemption. We intend to use the net proceeds from the 2023 notes for general corporate purposes, which may include funding acquisitions (including without limitation the Acquisition) or repaying indebtedness.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to, but we are not required to, invest such net proceeds in either cash or high-quality, short-term debt securities.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 on:

•	an actual basis; and

•

an as adjusted basis after giving effect to this offering and the initial investment of the net proceeds from this offering, before expenses, in cash and cash equivalents pending final application of those net proceeds as described in “Use of proceeds.”

You should read this table in conjunction with the information set forth under “Use of proceeds,” “Summary— Summary financial data,” our consolidated financial statements and the notes related thereto, each of which is incorporated by reference herein. See “Where you can find more information” and “Incorporation by reference.”

	As of March 31, 2021
(in thousands)	Actual	As adjusted(1)
Cash and cash equivalents	$313,900	$2,790,547

Debt:
Trade receivables facility(2)	$—	$—
Revolving credit facility(3)	—	—
2023 notes offered hereby	—	698,166
4.25% Senior Notes due 2024(4)	397,800	397,800
7.00% Debentures due 2025(4)	124,500	124,500
3.450% Senior Notes due 2027(4)	297,700	297,700
3.500% Senior Notes due 2027(4)	495,900	495,900
2.500% Senior Notes due 2030(4)	490,400	490,400
2031 notes offered hereby(5)	—	893,583
6.25% Senior Notes due 2037(4)	228,200	228,200
4.250% Senior Notes due 2047(4)	591,900	591,900
2051 notes offered hereby(5)	—	884,898
Other	100	100

Total debt(6)(7)	2,626,500	5,103,147

Equity:
Common stock	600	600
Additional paid-in capital	3,441,700	3,441,700
Accumulated other comprehensive loss	(155,600)	(155,600)
Retained earnings	2,637,200	2,637,200

Total shareholders’ equity	5,923,900	5,923,900

Total capitalization	$8,550,400	$11,027,047

(1)	As adjusted column does not reflect any fees and expenses payable in connection with this offering (other than underwriting discounts and commissions related to the notes offered hereby).

(2)	Our trade receivables facility is backed by trade receivables originated by Martin Marietta Materials, Inc. and certain of its subsidiaries. Our trade receivables facility is scheduled to terminate on September 22, 2021, but may be further extended by agreement of Martin Marietta Materials, Inc. and the lenders thereunder. Borrowings under the trade receivables facility bear interest at a rate equal to asset-backed commercial paper costs of conduit lenders plus 0.85% for borrowings funded by conduit lenders and one-month LIBOR plus 1.00%, subject to change in the event that this rate no longer reflects the lender’s cost of lending, for borrowings funded by all other lenders. As of June 15, 2021, there were $300 million of borrowings under the trade receivables facility outstanding.

(3)	Our $700.0 million revolving credit facility is a senior unsecured obligation of Martin Marietta Materials, Inc. Our revolving credit facility is scheduled to mature on December 5, 2024. Borrowings under the revolving credit facility bear interest, at our option, at rates based upon the London Inter-bank Offered Rate (LIBOR) or a base rate, plus, for each rate, a margin determined in accordance with a ratings-based pricing grid. Available borrowings under our revolving credit facility are reduced by any outstanding letters of credit issued thereunder, which totaled $2.6 million as of March 31, 2021.

(4)	Our 4.25% Senior Notes due July 2, 2024, 7.00% Debentures due December 1, 2025, 3.450% Senior Notes due June 1, 2027, 3.500% Senior Notes due December 15, 2027, 2.500% Senior Notes due March 15, 2030, 6.25% Senior Notes due May 1, 2037 and 4.250% Senior Notes due December 15, 2047 are senior unsecured obligations of Martin Marietta Materials, Inc.

(5)	If (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement (as defined herein) is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) we publicly announce at any time prior to March 31, 2022 that we will no longer pursue the consummation of the Acquisition, then we will be required to redeem all of the outstanding principal amount of the 2031 notes and the 2051 notes. See “Description of the notes—Special mandatory redemption.”

(6)	Total debt does not reflect any co-borrowing arrangements with unconsolidated affiliates. Martin Marietta Materials, Inc. is a co-borrower with an unconsolidated affiliate for a $12.5 million revolving line of credit with Truist Bank, of which $7.8 million was outstanding as of March 31, 2021. The line of credit expires in March 2022. The affiliate has agreed to reimburse and indemnify Martin Marietta Materials, Inc. for any payments and expenses Martin Marietta Materials, Inc. may incur from this agreement. Martin Marietta Materials, Inc. holds a lien on the affiliate’s membership interest in a joint venture as collateral for payment under the revolving line of credit. In addition, Martin Marietta Materials, Inc. has a $6.0 million interest-only loan, due December 31, 2022, outstanding from this unconsolidated affiliate as of March 31, 2021. The interest rate is one-month LIBOR plus a current spread of 1.75%.

(7)	Balances for publicly traded notes are net of unamortized debt issuance costs (including underwriting discounts and commissions related to the notes offered hereby, but excluding any other fees and expenses payable in connection with this offering and the use of proceeds therefrom) and debt discount, which had a collective balance of $28.5 million as of March 31, 2021 (on an actual basis) and a collective balance of $51.9 million as of March 31, 2021 (on an as adjusted basis).

Description of the notes

As used in this section, the “Company” refers only to Martin Marietta Materials, Inc. and not to its consolidated subsidiaries unless the context otherwise requires. The Company will issue $700 million aggregate principal amount of 0.650% Senior Notes due 2023 (the “2023 notes”), $900 million aggregate principal amount of 2.400% Senior Notes due 2031 (the “2031 notes”) and $900 million aggregate principal amount of 3.200% Senior Notes due 2051 (the “2051 notes” and, together with the 2023 notes and the 2031 notes, the “notes”) under an indenture (the “Base Indenture”), dated as of May 22, 2017, between the Company and Regions Bank, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture (together with the Base Indenture, the “Indenture”), to be dated as of the closing date of this offering, between the Company and the Trustee. The 2023 notes, the 2031 notes and the 2051 notes will each constitute a separate series of debt securities under the Indenture. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description of selected provisions of the Indenture and the notes is not complete, and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture and the notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the TIA. A copy of the Indenture and forms of notes may be obtained from the Trustee upon request.

General

The initial offering of the 2023 notes will be for $700,000,000 in aggregate principal amount, the initial offering of the 2031 notes will be for $900,000,000 in aggregate principal amount and the initial offering of the 2051 notes will be for $900,000,000 in aggregate principal amount and, in each case, such notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. However, the Company may issue additional debt securities with the same terms as the notes of any series (other than issue date and, to the extent applicable, the date from which interest will begin to accrue and the first payment of interest) and such additional debt securities will be consolidated, and constitute a single series of debt securities, with the notes of such series for all purposes without notice to, or the consent of, the holders of the notes. Unless the context requires otherwise, references to “notes” (and, as applicable, “2023 notes,” “2031 notes” and “2051 notes”) for all purposes of the Indenture and this “Description of the notes” include any such additional debt securities that are actually issued; provided, however, that in the event such additional debt securities are not fungible with notes of the applicable series for U.S. federal income tax purposes, such additional debt securities will be issued with a separate CUSIP number from the notes of such series. The Company may issue an unlimited principal amount of debt securities under the Indenture.

The notes will be the Company’s senior unsecured obligations, will rank equally in right of payment with all of its existing and future senior indebtedness and will rank senior in right of payment to all of its future subordinated indebtedness. The notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of the Company’s subsidiaries and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade accounts payable) and preferred equity of the Company’s subsidiaries.

Principal and interest

The 2023 notes will bear interest from, and including, July 2, 2021 at the rate of 0.650% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2022 (each, a “2023 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2023 Interest Payment Date will be made to the holder in whose name a 2023 note is registered at the close of business on the 15th calendar day immediately preceding such 2023 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2023 Regular Record Date”).

The 2031 notes will bear interest from, and including, July 2, 2021 at the rate of 2.400% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2022 (each, a “2031 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2031 Interest Payment Date will be made to the holder in whose name a 2031 note is registered at the close of business on the 15th calendar day immediately preceding such 2031 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2031 Regular Record Date”).

The 2051 notes will bear interest from, and including, July 2, 2021 at the rate of 3.200% per annum, based on a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2022 (each, a “2051 Interest Payment Date”). Interest payments (except defaulted interest, which shall be paid as set forth below) on a 2051 Interest Payment Date will be made to the holder in whose name a 2051 note is registered at the close of business on the 15th calendar day immediately preceding such 2051 Interest Payment Date, whether or not such 15th calendar day is a Business Day (as defined herein) (each, a “2051 Regular Record Date”).

Each 2023 Interest Payment Date, each 2031 Interest Payment Date and each 2051 Interest Payment Date is referred to herein as an “Interest Payment Date.” Each 2023 Regular Record Date, each 2031 Regular Record Date and each 2051 Regular Record Date is referred to herein as a “Regular Record Date.”

The Company may, at its option, make payments of interest on an Interest Payment Date by check mailed to the address of each holder entitled to receive such a payment or by wire transfer to an account maintained by each such holder with a bank located in the United States.

Any interest on notes of any series not punctually paid or duly provided for on an applicable Interest Payment Date will forthwith cease to be payable to the holders of such notes on the related Regular Record Date and may either be paid to the persons in whose names such notes are registered at the close of business on a special record date (each, a “Special Record Date”) for the payment of the interest not punctually paid or duly provided for to be fixed by the Company, notice of which shall be mailed to the holders of such notes not less than 15 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, as further described in the Indenture.

The 2023 notes will mature on July 15, 2023, the 2031 notes will mature on July 15, 2031 and the 2051 notes will mature on July 15, 2051, and each such date is referred to as the “Stated Maturity Date” with respect to the applicable series of notes. However, the 2031 notes and the 2051 notes will be redeemable prior to maturity as specified under “—Special mandatory redemption” and “—Optional redemption,” and the 2023 notes will be redeemable prior to maturity as specified under “—Optional redemption.” If a Change of Control Repurchase Event occurs, the Company will be required to offer to repurchase all of the outstanding notes at a repurchase price equal to 101% of their principal amount plus unpaid interest, if any, accrued thereon to, but excluding, the date of repurchase, unless the Company has exercised its right to redeem the notes in full or is redeeming such notes pursuant to a special mandatory redemption. See “—Change of Control Repurchase Event.”

The Company will pay the principal of each note on the applicable Stated Maturity Date or the principal of, and premium, if any, and interest, if any, on, each note on any applicable Optional Redemption Date (as defined herein), Special Mandatory Redemption Date (as defined herein) or any applicable repurchase date (the “Repurchase Date”), as the case may be, by wire transfer of immediately available funds, or in certain limited circumstances, by check.

If any Interest Payment Date, any Stated Maturity Date, any Optional Redemption Date, any Special Mandatory Redemption Date or any Repurchase Date falls on a day that is not a Business Day, the required payment due on such date will instead be made on the next Business Day and no additional interest will accrue with respect to such payment date as a result of payment on such next Business Day. A “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York or place of payment are authorized or obligated by law, regulation or executive order to close.

Prior to due presentment of a note for registration of transfer, the Company, the Trustee and any other agent of the Company or the Trustee may treat the registered holder of each note as the owner of such note for the purpose of receiving payments of principal of, and premium, if any, and interest on, such note and for all other purposes whatsoever. Subject to certain limitations imposed on global notes, the notes may be surrendered for registration of transfer or exchange thereof in accordance with the terms of the indenture.

The notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee located at 1180 West Peachtree St., Suite 1200, Atlanta, GA 30309, Attention: Kristine Prall. No service charge will be made for any registration of transfer, or exchange of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Special mandatory redemption

The closing of this offering is not conditioned upon the consummation of the Acquisition, which, if consummated, will occur subsequent to the closing of this offering. See “Risk factors—Risks related to the Acquisition—We cannot assure you that the proposed Acquisition will be completed.”

If (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) we publicly announce at any time prior to March 31, 2022 that we will no longer pursue the consummation of the Acquisition (the earliest of any such date under clause (i), (ii) or (iii) above, a “Trigger Date”), then we will be required to redeem all of the outstanding 2031 notes and 2051 notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the 2031 notes and the 2051 notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. In that event, we will cause a notice of special mandatory redemption to be transmitted to each holder of the 2031 notes and the 2051 notes at its registered address and to the Trustee promptly, but in any event not later than five Business Days after the Trigger Date, and will redeem the 2031 notes and the 2051 notes on the date specified in the notice of special mandatory redemption (the date so specified, the “Special Mandatory Redemption Date”). The Special Mandatory Redemption Date will be a date selected by us and set forth in the notice of special mandatory redemption and will be no later than 30 days following any Trigger Date, but no earlier than the fifth Business Day following the day the notice of special mandatory redemption is transmitted to holders of the 2031 notes and the 2051 notes.

If funds sufficient to pay the special mandatory redemption price of the 2031 notes and the 2051 notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or a paying agent on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the 2031 notes and the 2051 notes will cease to bear interest. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the 2031 notes and the 2051 notes. See

“Risk factors—Risks related to the notes—In the event of a special mandatory redemption, holders of the 2031 notes and the 2051 notes may not realize their expected return on investment.”

The 2023 notes will not be subject to the special mandatory redemption.

Optional redemption

The Company may redeem the 2023 notes, at its option, at any time in whole or from time to time in part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof), for cash (1) prior to the 2023 Par Call Date (as defined herein) at a price equal to the greater of (i) 100% of the principal amount of the 2023 notes to be redeemed and (ii) as determined by the Quotation Agent (as defined herein), the sum of the present values of the principal amount of the 2023 notes to be redeemed and the remaining scheduled payments of interest thereon after the date of optional redemption (a “2023 Optional Redemption Date”) through the 2023 Par Call Date (assuming, for this purpose, that the 2023 notes are scheduled to mature on the 2023 Par Call Date) (the “2023 Assumed Remaining Life”) (excluding interest, if any, accrued thereon to such 2023 Optional Redemption Date), discounted to such 2023 Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points (or 0.10%), and (2) on or after the 2023 Par Call Date and prior to maturity, at a price equal to 100% of the principal amount of the 2023 notes to be redeemed, plus, in each case, unpaid interest, if any, accrued thereon to, but excluding, such 2023 Optional Redemption Date. Notwithstanding the foregoing, the Company will pay any interest installment due on a 2023 Interest Payment Date which occurs on or prior to such 2023 Optional Redemption Date to the holders of the 2023 notes as of the close of business on the 2023 Regular Record Date immediately preceding such 2023 Interest Payment Date.

The Company may redeem the 2031 notes, at its option, at any time in whole or from time to time in part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof), for cash (1) prior to the 2031 Par Call Date (as defined herein) at a price equal to the greater of (i) 100% of the principal amount of the 2031 notes to be redeemed and (ii) as determined by the Quotation Agent (as defined herein), the sum of the present values of the principal amount of the 2031 notes to be redeemed and the remaining scheduled payments of interest thereon after the date of optional redemption (a “2031 Optional Redemption Date”) through the 2031 Par Call Date (assuming, for this purpose, that the 2031 notes are scheduled to mature on the 2031 Par Call Date) (the “2031 Assumed Remaining Life”) (excluding interest, if any, accrued thereon to such 2031 Optional Redemption Date), discounted to such 2031 Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points (or 0.15%), and (2) on or after the 2031 Par Call Date and prior to maturity, at a price equal to 100% of the principal amount of the 2031 notes to be redeemed, plus, in each case, unpaid interest, if any, accrued thereon to, but excluding, such 2031 Optional Redemption Date. Notwithstanding the foregoing, the Company will pay any interest installment due on a 2031 Interest Payment Date which occurs on or prior to such 2031 Optional Redemption Date to the holders of the 2031 notes as of the close of business on the 2031 Regular Record Date immediately preceding such 2031 Interest Payment Date.

The Company may redeem the 2051 notes, at its option, at any time in whole or from time to time in part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof), for cash (1) prior to the 2051 Par Call Date (as defined herein) at a price equal to the greater of (i) 100% of the principal amount of the 2051 notes to be redeemed and (ii) as determined by the Quotation Agent (as defined herein), the sum of the present values of the principal amount of the 2051 notes to be redeemed and the remaining scheduled payments of interest thereon after the date of optional redemption (a “2051 Optional Redemption Date”) through the 2051 Par Call Date (assuming, for this purpose, that the 2051 notes are scheduled to mature on the 2051 Par Call Date) (the “2051 Assumed Remaining Life”) (excluding interest, if any, accrued thereon to such

2051 Optional Redemption Date), discounted to such 2051 Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points (or 0.20%), and (2) on or after the 2051 Par Call Date and prior to maturity, at a price equal to 100% of the principal amount of the 2051 notes to be redeemed, plus, in each case, unpaid interest, if any, accrued thereon to, but excluding, such 2051 Optional Redemption Date. Notwithstanding the foregoing, the Company will pay any interest installment due on a 2051 Interest Payment Date which occurs on or prior to such 2051 Optional Redemption Date to the holders of the 2051 notes as of the close of business on the 2051 Regular Record Date immediately preceding such 2051 Interest Payment Date.

“2023 Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the 2023 Assumed Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the 2023 Assumed Remaining Life.

“2031 Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the 2031 Assumed Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the 2031 Assumed Remaining Life.

“2051 Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the 2051 Assumed Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the 2051 Assumed Remaining Life.

“2023 Par Call Date” means the date that is one year after the date that the 2023 notes are issued.

“2031 Par Call Date” means the date that is three months prior to the date that the 2031 notes are scheduled to mature.

“2051 Par Call Date” means the date that is six months prior to the date that the 2051 notes are scheduled to mature.

“Comparable Treasury Price” means, with respect to any Optional Redemption Date in respect of a series of notes, the average of two Reference Treasury Dealer Quotations for such notes as of such Optional Redemption Date.

“Quotation Agent” means, with respect to any Optional Redemption Date in respect of a series of notes, the Reference Treasury Dealer appointed by the Company for such purpose.

“Reference Treasury Dealer” means (i) each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, or Wells Fargo Securities, LLC or their respective affiliates that are primary U.S. Government securities dealers and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) at the Company’s option, any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Company, of the bid and asked prices for, as applicable, the 2023 Comparable Treasury Issue (in the case of a redemption of the 2023 notes), the 2031 Comparable Treasury Issue (in the case of a redemption of the 2031 notes) or the 2051 Comparable Treasury Issue (in the case of a redemption of the 2051 notes) (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Optional Redemption Date.

“Treasury Rate” means, with respect to any Optional Redemption Date, the rate per annum equal to the semiannual yield to maturity of the 2023 Comparable Treasury Issue (in the case of a redemption of the 2023 notes), the 2031 Comparable Treasury Issue (in the case of a redemption of the 2031 notes) or the 2051 Comparable Treasury Issue (in the case of a redemption of the 2051 notes), assuming, in each case, a price for such comparable treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

Notice of any optional redemption will be mailed at least 10 days but not more than 30 days prior to the Optional Redemption Date to each holder of the notes to be redeemed (with a copy to the Trustee). The notice of redemption will specify, among other items, the aggregate principal amount of the applicable series of notes to be redeemed, the Optional Redemption Date and a description of the redemption price.

If the Company chooses to redeem less than all of the outstanding notes of a series, then the Company will notify the Trustee at least 30 days before the Optional Redemption Date (or such later date acceptable to the Trustee) of the aggregate principal amount of notes of such series to be redeemed and the Optional Redemption Date. The Trustee will select, pro rata, by lot, or such other manner it deems fair and appropriate, the notes of such series to be redeemed in part. For redemption of global notes in part, see “—Forms.”

If the Company has provided a proper redemption notice to holders of the notes of a series to be redeemed then, unless the Company defaults in payment of the redemption price, on and after the Optional Redemption Date interest will cease to accrue on such notes.

The Company may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

The notes will not be entitled to the benefit of, or be subject to, any sinking fund obligation.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, the Company will be required to make an irrevocable offer (subject to consummation of the Change of Control Repurchase Event) to each holder of notes of each series to repurchase all or, at the election of such holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes for cash at a price equal to 101% of the principal amount of such notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the Repurchase Date, unless the Company has exercised its right to redeem the notes in full or, in the case of the 2031 notes and the 2051 notes, is redeeming such notes pursuant to a special mandatory redemption. Notwithstanding the foregoing, the Company will pay any interest installment due on an Interest Payment Date which occurs on or prior to the Repurchase Date to the holders of the notes of the applicable series as of the close of business on the applicable Regular Record Date immediately preceding such Interest Payment Date.

Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined herein), but after the public announcement of the Change of Control, the Company will mail a notice to each holder of notes of each series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase all of such notes on the Repurchase Date specified in the notice, which date will, subject to the following sentence, be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase such notes is conditioned on the Change of Control Repurchase Event occurring on or prior to the Repurchase Date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Repurchase Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered by the holders thereof pursuant to the Company’s offer;

(2)	deposit with the Paying Agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered by the holders thereof; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted by the Company, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased.

The Paying Agent will promptly mail to each holder of notes properly tendered the repurchase price for such notes, and the Trustee, upon the Company’s execution and delivery of the related notes, will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note of the same series equal in principal amount to any unrepurchased portion of any notes properly tendered.

The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer to be made by the Company and such third party purchases all notes properly tendered and not withdrawn by the holders thereof under its offer.

The definition of “Change of Control” includes a phrase relating to the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company and its Subsidiaries (as defined herein), taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder with respect to the notes of a series to require the Company to repurchase the notes of the applicable series as a result of a sale, lease, exchange or other transfer of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another person or group may be uncertain.

“Below Investment Grade Rating Event” means the rating on the applicable series of notes is lowered by at least two of the three Rating Agencies (as defined herein) and the applicable series of notes is rated below an Investment Grade Rating (as defined herein) by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the earlier of the Company’s intention to effect a Change of Control and the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control.

“Change of Control” means (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (as used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock (as defined herein), measured by voting power rather than number of shares, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of related persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof, other than any such sale, lease, exchange or other transfer to one or more of the Company’s Subsidiaries (whether or not otherwise in compliance with the provisions of the Indenture) or (3) the adoption of a plan relating to the liquidation, dissolution or winding up of the Company.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Company becomes a wholly owned subsidiary of such holding company and (b) the holders of the outstanding Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s outstanding Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories) by Moody’s (as defined herein), BBB- (or the equivalent under any successor rating categories) by S&P (as defined herein) and BBB- (or the equivalent under any successor rating categories) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable series of notes or fails to make a rating of such series publicly available for reasons outside the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings and its successors.

“Subsidiary” means an entity a majority of the Voting Stock of which is owned by the Company and/or one or more other entities a majority of the Voting Stock of which is owned by the Company.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock or other ownership interests of such person that is at the time entitled to vote generally in the election of the board of directors (or members of a comparable governing body) of such person.

Forms

The notes of each series will be issued in the form of one or more registered notes in global form, without interest coupons. Such global notes will be deposited on the issue date with DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee under the Indenture. Beneficial interests in the global notes may not be exchanged for certificated notes except in the circumstances described below. All interests in global notes may be subject to the procedures and requirements of DTC.

Exchanges of beneficial interests in one global security for interests in another global security will be subject to the applicable rules and procedures of DTC and its direct and indirect participants. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in that global security and become an interest in the global security to which the beneficial interest is transferred and, accordingly, will thereafter be subject to all procedures applicable to beneficial interests in the global security to which the beneficial interest is transferred for as long as it remains an interest in that global security.

The descriptions of the operations and procedures of DTC set forth below are based on materials made available by DTC. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters. The information set forth below has been obtained from sources that the Company believes to be reliable, but neither the Company nor the underwriters take any responsibility for the accuracy of such information. Furthermore, neither the Company nor the underwriters will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in any global notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for persons who have accounts with DTC (“participants”) and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a participant (“indirect participants”). Investors who are not participants may beneficially own notes held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Upon the issuance of a global note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of the persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes of the applicable series. Except as set forth herein, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes of the applicable series in definitive certificated form, and will not be considered holders of the notes for any purposes under the Indenture.

Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global note desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of the principal of, premium, if any, and interest on a global note will be made to DTC or its nominee, as the case may be, as the registered owner. Neither we, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for such payments.

The Indenture will provide that, if the Depository notifies us that it is unwilling or unable to continue as depository for the global notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days, or if there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes of the applicable series and a request for such exchange is made by DTC, then we will issue certificated notes in exchange for the global note. In addition, we may at any time and in our sole discretion determine not to have the notes of any series represented by a global note and, in such event, will issue certificated notes in exchange for the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes of the applicable series equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. We expect that instructions for registering the certificated notes would be based upon directions received from the Depository with respect to ownership of the beneficial interests in a global note.

Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Amendment, supplement and waiver

Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of all the then outstanding securities issued pursuant to the Base Indenture (including any additional securities issued pursuant to the Base Indenture after the date of the issuance of the notes offered hereby), voting as a single class; provided that (i) if any such amendment or supplement would by its terms disproportionately and adversely affect a series of securities issued under the Base Indenture, such amendment or supplement shall also require the consent of the holders of a majority in principal amount of the then outstanding securities of such series and (ii) if any such amendment or supplement would only affect the securities of some but not all series of securities issued under the Base Indenture, then only the consent of the holders of a majority in principal amount of the then outstanding securities of all such affected series of securities issued under the Base Indenture (and not the consent of a majority in principal amount of all the then outstanding securities issued under the Base Indenture) shall be required; and provided, further, that the Company and the Trustee may not, without the consent of the holder of each outstanding security of a series affected thereby:

(1)	reduce the principal amount of the securities of such series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of, or extend the time for payment of, interest on the securities of such series;

(3)	reduce the principal of, or extend the fixed maturity of, the securities of such series;

(4)	make the securities of such series payable in money other than that stated in such security; or

(5)	impair the ability of holders of the securities of such series to institute suit to enforce the obligation of the Company to make any principal, premium or interest payment due in respect of such securities.

Any past default or compliance with any provisions of the Base Indenture, any amendment or supplement thereto or the securities issued thereunder may be waived with the consent of the holders of a majority in principal amount of all the then outstanding securities issued pursuant to the Base Indenture (including any additional securities issued pursuant to the Base Indenture after the date of the issuance of the notes offered hereby), voting as a single class; provided that (i) if any such waiver would by its terms disproportionately and adversely affect a series of securities under the Base Indenture, such waiver shall also require the consent of the holders of a majority in principal amount of the then outstanding securities of such series and (ii) if any such waiver would only affect some but not all series of securities issued under the Base Indenture, then only the consent of the holders of a majority in principal amount of the then outstanding securities of such affected series issued under the Base Indenture (and not the consent of a majority in principal amount of all the then outstanding securities issued under the Base Indenture) shall be required; and provided, further, that no waiver shall be effective without the consent of the holder of each outstanding security affected thereby in the case of a default in any payment of principal, premium, if any, or interest due in respect of any security or in respect of other provisions which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding security affected.

Without notice to or the consent of any holder of notes, the Company and the Trustee may amend or supplement the Indenture or the notes to:

•	cure any ambiguity, omission, defector inconsistency;

•

conform the text of the Indenture or the notes to any provision of this “Description of the notes” to the extent that the Trustee has received an officers’ certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of the notes”;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	comply with the provisions of the Indenture concerning mergers, consolidations and transfers of all or substantially all of the assets of the Company;

•	appoint a trustee other than the Trustee (or any successor thereto) as trustee in respect of the notes of any series;

•	provide for the issuance of additional securities of a series in accordance with the terms of the Indenture;

•	make any change that by its terms does not materially adversely affect the rights of any holder of the securities of a series (as determined in good faith by the Company);

•	add, change or eliminate provisions of the Indenture as shall be necessary or desirable in accordance with any amendment to the TIA; or

•

with respect to any series of securities, amend or supplement the Indenture and any supplemental indenture thereto in a manner that by its terms does not affect such series of securities, even if the amendment or supplement affects other series of securities issued under the Indenture.

Whenever the Company requests the Trustee to take any action under the Indenture, including a request to amend or supplement the Indenture, the Company is required to furnish the Trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with.

Covenants

The terms of the notes of each series and the covenants contained in the Indenture do not afford holders of such notes protection in the event of a highly leveraged or other similar transaction involving the Company that may adversely affect holders of such notes. The Indenture will not limit the amount of additional unsecured indebtedness that the Company or any of its Subsidiaries may incur.

Limitations on liens

Subject to the following three sentences, the Company will not, and will not permit any Restricted Subsidiary (as defined herein) to, as security for any Debt (as defined herein), incur a Lien (as defined herein) on any Restricted Property (as defined herein), unless the Company or such Restricted Subsidiary secures or causes to be secured any outstanding notes equally and ratably with all Debt secured by such Lien. The Lien may equally and ratably secure such notes and any other obligations of the Company or its Subsidiaries that are not subordinated in right of payment to any outstanding notes. The foregoing restriction will not apply to, among other things, Liens:

(1)	existing on the date the notes are first issued or existing at the time an entity becomes a Restricted Subsidiary;

(2)	existing at the time of the acquisition of the Restricted Property or incurred to finance all or some of the purchase price or cost of construction; provided that the Lien may not extend to any other Restricted Property (other than, in the case of construction, unimproved real property) owned by the Company or any of its Restricted Subsidiaries at the time the property is acquired or the Lien is incurred; and provided, further, that the Lien may not be incurred more than one year after the later of the acquisition, completion of construction or commencement of full operation of the property;

(3)	securing Debt of the Company owed to a Restricted Subsidiary or securing Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary;

(4)	existing at the time an entity merges into, consolidates with, or enters into a share exchange with the Company or a Restricted Subsidiary or a person transfers or leases all or substantially all its assets to the Company or a Restricted Subsidiary;

(5)	in favor of a government or governmental entity that secures payment pursuant to a contract, subcontract, statute or regulation, secures Debt guaranteed by the government or governmental agency, secures Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or secures Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; or

(6)

extending, renewing or replacing in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (5); provided that such Lien may not extend beyond the property subject to the existing Lien and the Debt secured by the Lien may not exceed the amount of Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien equally and ratably secures the outstanding notes and the Debt.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the notes, incur a Lien that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (1) through (6) above) plus all Attributable Debt (as defined herein) in respect of sale-leaseback transactions that otherwise would be prohibited by the covenant limiting sale-leaseback transactions described below at the time such Lien is incurred would not exceed 15% of Consolidated Net Tangible Assets (as defined herein).

Limitations on sale-leaseback transactions

Subject to the following two sentences, the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer a Principal Property (as defined herein) and contemporaneously lease it back, except a lease for a period of three years or less. Notwithstanding the foregoing restriction, the Company or any Restricted Subsidiary may sell or transfer a Principal Property and contemporaneously lease it back for a longer period if:

(1)	the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(2)	the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under the caption “—Limitations on liens,” to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt in respect of the sale-leaseback transaction without equally and ratably securing the outstanding notes;

(3)	the Company owns or acquires other property which will be made a Principal Property and is determined by the board of directors of the Company to have a fair value equal to or greater than the Attributable Debt incurred;

(4)	within 270 days of the effective date of the lease, the Company makes Capital Expenditures (as defined herein) with respect to a Principal Property in an amount at least equal to the amount of the Attributable Debt incurred; or

(5)	the Company or a Restricted Subsidiary makes an optional prepayment in cash of its Debt or finance lease obligations at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 270 days of the effective date of the lease, the Debt prepaid is not owned by the Company or a Restricted Subsidiary, the Debt prepaid is not subordinated in right of payment to any of the notes, and the Debt prepaid was Long-Term Debt (as defined herein) at the time it was created.

In addition and notwithstanding the foregoing restrictions, the Company and any of its Restricted Subsidiaries may, without securing the notes of any series, enter into a sale-leaseback transaction that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such sale-leaseback transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by the covenant limiting Liens described above plus (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (1) through (6) thereof) all Attributable Debt in respect of sale-leaseback transactions that otherwise would be prohibited above would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, merger, sale of assets

The Company shall not consolidate with or merge into, or transfer all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to, another entity unless:

(1)	the resulting, surviving or transferee entity is organized under the laws of the United States, any state thereof or the District of Columbia and assumes by supplemental indenture all of the obligations of the Company under all of the notes then outstanding and the Indenture;

(2)	immediately after giving effect to the transaction no default or Event of Default shall have happened and be continuing; and

(3)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the consolidation, merger or transfer and the supplemental indenture comply with the Indenture.

If, upon any such consolidation, merger or transfer, a Restricted Property would become subject to an attaching Lien that secures Debt, then, before the consolidation, merger or transfer occurs, the Company by supplemental indenture shall secure the notes of each series by a direct lien on such Restricted Property. The direct Lien shall have priority over all Liens on such Restricted Property except those already on it. The direct Lien may equally and ratably secure the notes of each series and any other obligation of the Company or a Subsidiary. However, the Company need not comply with this provision if (i) upon the consolidation, merger or transfer, the attaching Lien will secure the notes of each series equally and ratably with or prior to Debt secured by the attaching Lien or (ii) the Company or a Restricted Subsidiary could create a Lien on the Restricted Property to secure Debt at least equal in amount to that secured by the attaching Lien pursuant to the provisions described under “—Limitations on liens” above.

When a successor entity assumes all of the obligations of the Company under the notes of a particular series and the Indenture and the other conditions specified above are satisfied, the Company will be released from those obligations.

Definitions

For purposes of the covenants included in the Indenture, the following terms generally shall have the meanings provided below.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property. A lease obligation shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries during such period that, in conformity with U.S. generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Net Tangible Assets” means, as of any date of determination, total assets less:

(1)	total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendible to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities); and

(2)	goodwill, patents and trademarks, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money which would appear, in conformity with generally accepted accounting principles, on the balance sheet as a liability or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if the Company and one or more of its Subsidiaries may be responsible for the obligation.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Principal Property” means any mining and quarrying or manufacturing facility located in the United States and owned by the Company or by one or more Restricted Subsidiaries on the date the notes are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except:

(1)	any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D), (E), (F) or (H) or Section 103(b)(6) of the Internal Revenue Code of 1954 or Section 142(a) or Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions; or

(2)	any such facility or property which, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. However, the chief executive officer or chief financial officer of the Company may at any time declare any mining and quarrying or manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary on the date the notes are first issued or thereafter if secured by a Principal Property (including any property received upon a conversion or exchange of such debt), or any shares of stock of a Restricted Subsidiary owned by the Company or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a Subsidiary that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it has shares of capital stock registered under the Exchange Act or it files reports and other information with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Default and remedies

An “Event of Default” under the Indenture in respect of the notes of a series is:

(1)	a default for 30 days in payment of any interest on the notes of such series;

(2)	a default in payment of any principal of, or premium, if any, on the notes of such series when due;

(3)	a failure by the Company for 90 days, after notice to it, to comply with any of its agreements in the Indenture or the notes of such series (other than those referred to in clauses (1) and (2) above); and

(4)	certain events of bankruptcy or insolvency applicable to the Company.

If an Event of Default in respect of the notes of a particular series (other than as referred to in clause (4) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes of such series may declare such notes to be due and payable immediately. Under certain conditions, such acceleration may be rescinded by the holders of a majority in principal amount of such then outstanding notes if such rescission would not conflict with any judgment or decree, except with respect to nonpayment of principal or premium (if any) or interest on the notes. If an Event of Default referred to in clause (4) above occurs and is continuing, the principal of, and premium, if any, and interest on, all of the then outstanding notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of such notes.

No holder of notes of any series may pursue any remedy against the Company under the Indenture (other than with respect to the right to receive any payment of principal, premium, if any, or interest due in respect of the notes of such series) unless such holder previously shall have given to the Trustee written notice of default and unless the holders of at least 25% in principal amount of such then outstanding notes shall have made written request to the Trustee to pursue the remedy and shall have offered the Trustee indemnity satisfactory to it, the Trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the Trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of such then outstanding notes.

Holders of the notes of a particular series may not enforce the Indenture or the notes of such series except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the notes of such series unless it receives indemnity satisfactory to it from the Company or, under certain circumstances, the holders of such notes seeking to direct the Trustee to take certain actions under the Indenture against any loss, liability or expense.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of a particular series may direct the Trustee in its exercise of any trust or power under the Indenture in respect of the notes of such series. The Indenture provides that the Trustee will give to the holders of the notes of a particular series notice of all defaults known to it, within 90 days after the occurrence of any default with respect to the notes of such series, unless the default shall have been cured or waived. The Trustee may withhold from holders of the notes of a particular series notice of any continuing default (except a default in any payment of principal, premium, if any, or interest due in respect of the notes of such series) if it determines in good faith that withholding such notice is in the interests of such holders. The Company is required annually to certify to the Trustee as to the compliance by the Company with certain covenants under the Indenture and the absence of a default thereunder, or as to any such default that existed.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the notes of any series or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, the holder of such Note waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of such Note.

Discharge, defeasance and covenant defeasance

Satisfaction and discharge

Upon the Company’s direction, the Indenture shall cease to be of further effect with respect to the notes of a particular series specified by the Company, subject to the survival of specified provisions of the Indenture, when:

(1)	either

(A)	all outstanding notes of such series have been delivered to the Trustee for cancellation, subject to certain exceptions, or

(B)	all notes of such series have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or U.S. government obligations (or a combination thereof) in an amount sufficient to pay the entire indebtedness on the notes of such series, including the principal thereof and, premium, if any, and interest, if any, thereon, (x) to the date of such deposit, if the notes of such series have become due and payable or (y) to the Stated Maturity Date of the notes of such series (or to the Redemption Date thereof if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of optional redemption), as the case may be;

(2)	the Company has paid all other sums payable under the Indenture with respect to the notes of such series (including amounts payable to the Trustee); and

(3)	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture in respect of the notes of such series have been satisfied.

Full defeasance and covenant defeasance

The Company may elect with respect to the notes of a particular series either:

(1)	to defease and discharge itself from any and all obligations with respect to the notes of such series (“full defeasance”), except for, among other things:

(A)	the obligations to register the transfer or exchange of those notes;

(B)	the obligation to replace temporary or mutilated, destroyed, lost, or stolen notes;

(C)	the obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, in respect of those notes; and

(D)	the obligation to hold moneys for payment in respect of those notes in trust; or

(2)	to be released from its obligations with respect to the notes of such series under “—Covenants—Limitations on liens” and “—Covenants—Limitations on sale-leaseback transactions,” and any failure to comply with those obligations shall not constitute a default or an Event of Default with respect to those notes (“covenant defeasance”);

in either case, upon the irrevocable deposit with the Trustee, or other qualifying Trustee, in trust for that purpose, of an amount in U.S. dollars or U.S. government obligations (or a combination thereof) that through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, and premium, if any, and interest on, those notes, on the respective due dates for those payments, whether at maturity, upon redemption or repurchase or otherwise.

The full defeasance or covenant defeasance described above shall only be effective if, among other things:

(a)	it shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture or the applicable series of notes) to which the Company is a party or is bound;

(b)	in the case of full defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(1)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)	since the issue date of that particular series of notes under the Indenture, there has been a change in applicable U.S. federal income tax law,

in either case, to the effect that, and based on such ruling or change the opinion of counsel shall confirm that, the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(c)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

(d)	no Event of Default with respect to the notes of the applicable series shall have occurred and be continuing on the date of the deposit into trust (other than an Event of Default resulting from the incurrence of Debt to be applied to such deposit or the grant of any Lien to secure such Debt); and, solely in the case of full defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to the Company or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and

(e)	the Company shall have delivered to the Trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the full defeasance or covenant defeasance, as the case may be, have been satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (b) above with respect to a full defeasance need not to be delivered if all notes not therefore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at stated maturity within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of optional redemption by the Trustee in the name, and at the expense, of the Company.

In the event the Company effects covenant defeasance with respect to the notes of any series and those notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenant as to which covenant defeasance has been effected, which covenant would no longer be applicable to those notes after covenant defeasance, the amount of monies or U.S. government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on those notes at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of those amounts due at the time of acceleration.

Repayment of unclaimed funds

The Indenture provides that the Trustee and the Paying Agent shall promptly pay to the Company upon request any money held by them for the payment of principal of, or premium, if any, or interest on, the notes of any series that remains unclaimed for two years. In the event the Trustee or the Paying Agent returns money to the Company following such two-year period, the holders of the notes of such series thereafter shall be entitled to payment only from the Company, subject to all applicable escheat, abandoned property and similar laws.

Concerning the Trustee

Regions Bank is the Trustee, Paying Agent and Registrar under the Indenture. Regions Bank also performs other services for the Company in the normal course of business.

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one series of notes. If there are different Trustees for different series of notes, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the series of notes for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of notes.

All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the notes of each series will be made in an office or agency maintained by the Company for that purpose in the United States, except as otherwise specified above under “—Principal and interest.”

The Company shall be responsible for making all calculations and determinations called for under the Indenture. These calculations and determinations include, but are not limited to, accrued interest payable on the notes, and any premium payable in connection with an optional redemption. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on holders of notes. Upon written request, the Company shall provide a schedule of its calculations to the Trustee. The Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.

Governing law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Material U.S. federal income tax considerations

The following discussion is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The summary does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax, or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities and investors in such entities, persons liable for alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” U.S. Holders that hold notes through non-U.S. brokers or other non-U.S. intermediaries and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (i.e., the first price at which a substantial amount of the notes of the applicable series is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

If any entity treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships considering investments in the notes, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, foreign or other tax laws.

Additional payments

Under certain circumstances (see “Description of the notes—Change of Control Repurchase Event” and “Description of the notes—Special mandatory redemption”), we may become obligated to make payments on the notes in excess of stated principal and interest. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences described below. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders for U.S. federal income tax purposes unless they disclose their contrary positions to the U.S. Internal Revenue Service (“IRS”) in the manner required by applicable U.S. Treasury regulations. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) any estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

Payments of stated interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, redemption or other taxable disposition of the notes

Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as stated interest income as discussed above to the extent not previously included in income by the U.S. Holder) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be the cost of such note to such U.S. Holder.

Gain or loss realized on the sale, redemption or other taxable disposition of a note will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

In general, information reporting requirements will apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient, and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Payments of stated interest

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below), interest paid on a note to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax; provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) or, if such holder holds the notes through certain foreign intermediaries, such holder and the intermediary satisfy the applicable certification requirements.

Even if a Non-U.S. Holder meets the above requirements, interest paid to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax if the withholding agent knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption.

Payments of interest made to a Non-U.S. Holder that does not satisfy the conditions described above and that are not effectively connected with a U.S. trade or business will generally be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption.

If interest on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that the holder provides a properly executed IRS Form W-8ECI in order to claim the exemption), will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above). These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, redemption or other taxable disposition of the notes

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other taxable disposition of a note unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met. These rules are complex, and Non-U.S. Holders are urged to consult their own tax advisors regarding the potential application of these rules to their situation.

If gain realized on a sale, redemption or other taxable disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax consequences to U.S. Holders” above). These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting

Payors must generally report to the IRS any payments of interest to a Non-U.S. Holder during the taxable year and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding tax may also be made available to the tax authorities in the country in which such holder resides under the provisions of an applicable income tax treaty. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on a note to a Non-U.S. Holder if such holder provides the applicable withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), provided that the agent does not have actual knowledge or reason to know that such holder is a U.S. person.

The payment of proceeds from the sale or other disposition (including a retirement or redemption) of a note made through a foreign office of a broker generally will not be subject to information reporting and backup withholding. However, information reporting and, depending on the circumstances, backup withholding may apply if the broker is a U.S. person or has certain other connections to the United States, unless the broker has documentary evidence in its records that the beneficial owner of the note is not a U.S. person (and the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or the beneficial owner otherwise establishes an exemption. The payment of proceeds from the sale or other disposition (including a retirement or redemption) of a note made through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person (and the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability; provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”) generally may impose U.S. federal withholding tax of 30% on payments of interest paid to (i) a “foreign financial institution” (as specifically defined in Section 1471 of the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in Section 1471 of the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. In addition, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA withholding may be subject to different rules. In the event any withholding under FATCA is required or advisable with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax consequences to Non-U.S. Holders— Payments of stated interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investments in the notes.

Material ERISA considerations

The following is a summary of material considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”); and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the underwriters or any guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

The U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the tendering of the notes. These exemptions include transactions effected on behalf of an ERISA Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of

the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that all of the conditions will be satisfied. Therefore, each person that is considering acquiring or holding the notes in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the notes.

In light of the above, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

Underwriting

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of 2023 notes	Principal amount of 2031 notes	Principal amount of 2051 notes
Deutsche Bank Securities Inc.	140,000,000	180,000,000	180,000,000
J.P. Morgan Securities LLC	140,000,000	180,000,000	180,000,000
Truist Securities, Inc.	140,000,000	180,000,000	180,000,000
Wells Fargo Securities, LLC	140,000,000	180,000,000	180,000,000
Loop Capital Markets LLC	35,000,000	45,000,000	45,000,000
PNC Capital Markets LLC	35,000,000	45,000,000	45,000,000
Regions Securities LLC	35,000,000	45,000,000	45,000,000
MUFG Securities Americas Inc.	21,000,000	27,000,000	27,000,000
Comerica Securities, Inc.	14,000,000	18,000,000	18,000,000
Total	$700,000,000	$900,000,000	$900,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer each series of notes directly to the public at the public offering prices described on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.150% of the principal amount of the 2023 notes, 0.400% of the principal amount of the 2031 notes and 0.500% of the principal amount of the 2051 notes.

The underwriters may allow, and dealers may reallow, a concession not to exceed 0.100% of the principal amount of the 2023 notes, 0.250% of the principal amount of the 2031 notes and 0.250% of the principal amount of the 2051 notes on sales to other dealers. After the initial offering of the notes, the underwriters may change the public offering prices and concessions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by us

Per 2023 note	0.250%
Total	$1,750,000

Per 2031 note	0.650%
Total	$5,850,000

Per 2051 note	0.875%
Total	$7,875,000

The expenses of this offering, not including underwriting discounts, are estimated to be approximately $5.9 million.

New issue of notes

There are currently no public trading markets for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may, in their sole discretion, discontinue any market-making in the notes at any time without notice. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Price stabilization and short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Settlement

We expect that delivery of the notes will be made to investors on or about July 2, 2021, which will be the ninth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+9”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the delivery date of the notes should consult their advisors.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and/or the accompanying base prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by the

PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the Prospectus Regulation.

In the United Kingdom, this prospectus supplement and the accompanying base prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying base prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying base prospectus or their contents.

Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the ‘‘FIEA’’). Each underwriter has agreed that it has not, directly or indirectly, offered or sold and will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 30913(1)(a) and 30913(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Other relationships

Certain underwriters and their affiliates have engaged in and may in the future engage in commercial and investment banking services for us and our affiliates, hedging services and other commercial dealings in the ordinary course of business. Specifically, certain of the underwriters and/or their affiliates act as co-syndication agents and lenders under our revolving credit facility. In addition, J.P. Morgan Securities LLC provided financial advice to us in connection with the Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivative securities, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investments and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

Legal matters

Certain legal matters with respect to the notes we are offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Certain members of Robinson, Bradshaw & Hinson, P.A. beneficially owned less than 1% of our outstanding shares of common stock as of the date of this prospectus supplement. Certain legal matters with respect to the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Martin Marietta Materials, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be senior or subordinated, convertible or non-convertible;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt or equity securities.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add, update or change information in this prospectus. Please read carefully any prospectus supplements or related free writing prospectus and this prospectus and any information incorporated by reference carefully before you invest in these securities.

Our common stock is listed on The New York Stock Exchange under the trading symbol “MLM.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk factors” on page 1.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement or any related free writing prospectus.

The date of this prospectus is May 12, 2020.

i

About this prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where you can find more information” and “Incorporation by reference” before purchasing any of our securities. References to “securities” include any security that we might sell under this prospectus and any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of such documents have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where you can find more information” and “Incorporation by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or any free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement or any related free writing prospectus, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Martin Marietta Materials, Inc. and its consolidated subsidiaries.

ii

About the registrant

We are a natural resource-based building materials company. We supply aggregates (crushed stone, sand and gravel) through our network of approximately 300 quarries, mines and distribution yards in 27 states, Canada and the Bahamas. In the southwestern and western United States, we also provide cement and downstream products, namely, ready mixed concrete, asphalt and paving services, in vertically-integrated structured markets where we have a leading aggregates position. Our heavy-side building materials are used in infrastructure, nonresidential and residential construction projects. Aggregates are also used in agricultural, utility and environmental applications and as railroad ballast.

We were formed in 1993 as a North Carolina corporation to serve as successor to the operations of the materials group of the organization that is now Lockheed Martin Corporation. Our principal executive offices are located at 2710 Wycliff Road Raleigh, North Carolina 27607-3033, and our telephone number is (919) 781-4550.

Risk factors

Investment in the offered securities involves risks. Before acquiring any securities offered pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus, including, without limitation, the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as the same may be updated from time to time by our subsequent filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. To the extent a particular offering implicates additional known material risks, we will include a discussion of those risks in the applicable prospectus supplement. Please also refer to the section below entitled “Forward-looking statements.”

Forward-looking statements

This prospectus, including the information incorporated herein by reference, any prospectus supplement, any related free writing prospectus and the information incorporated by reference therein, contain statements which, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of federal securities law. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and are based on assumptions that we believe in good faith are reasonable at the time the statements are made, but which may be materially different from actual results. Investors can identify these statements by the fact that they do not relate only to historic or current facts. The words “may,” “will,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “project,” “scheduled,” and similar expressions in connection with future events or future operating or financial performance are intended to identify forward-looking statements. Any or all of the Company’s forward-looking statements in this prospectus, including the information incorporated herein by reference, any prospectus supplement, any related free writing prospectus and the information incorporated by reference therein and in other publications may turn out to be wrong.

Statements and assumptions on future revenues, income and cash flows, performance, economic trends, the outcome of litigation, regulatory compliance, and environmental remediation cost estimates are examples of forward-looking statements. Numerous factors, including those discussed in the documents referred to under the heading “Risk factors” which include our filings with the SEC referred to under the heading “Incorporation by reference” could affect our forward-looking statements and actual performance. You should consider all of our forward-looking statements in light of the factors discussed in those documents. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus.

Use of proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement will be used for general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Description of debt securities

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may issue senior or subordinated debt securities. We will issue the senior debt securities under an indenture, dated as of May 22, 2017 (the “senior indenture”), between us and Regions Bank, as trustee, and any supplemental indentures thereto. We will issue the subordinated debt securities under an indenture to be entered into between us and Regions Bank, as trustee, and any supplemental indentures thereto. We refer to the applicable indenture under which subordinated debt securities are issued as the “subordinated indenture.” We refer to the senior indenture and the subordinated indenture, collectively, as the “base indentures.”

As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. We refer to the base indentures (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The senior indenture and the form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the base indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities.

General

The senior debt securities will be our unsecured obligations and will rank equally with all of our other senior debt from time to time outstanding. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our unsubordinated debt, including any senior debt securities, as described below under “—Subordinated indenture provisions—Subordination.”

Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinated to the debt and liabilities of any of our subsidiaries.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•

the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Regions Bank (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision for such debt securities;

•

any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than U.S. dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•

if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than U.S. dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indentures, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities.

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose; provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities.

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. For certain information about debt securities issued in global form, see “—Global securities” below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The indentures provide that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years.

The base indentures do not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or its respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, supplement and waiver

Subject to certain exceptions, the indentures or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby: (a) reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any debt security of such series, (c) reduce the principal of or extend the fixed maturity of any debt security of such series, (d) reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity or (e) make any debt security of such series payable in money other than that stated in such debt security. Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indentures or the debt securities without notice: (1) to cure any ambiguity, omission, defect or inconsistency, (2) to conform the text of the indenture or the debt securities to their respective descriptions in the prospectus related to such series, (3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities, (4) to comply with the provisions of the applicable indenture concerning mergers, consolidations and transfers of all or substantially all of our assets, (5) to appoint a trustee other than Regions Bank (or any successor thereto) as trustee in respect of one or more series of debt securities, or (6) to add, change or eliminate provisions of the applicable indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act. In addition, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indentures or the debt securities to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. Whenever we request the trustee to take any action under the indentures, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with and, in the case of amendments or waivers, that such waiver or amendment is authorized or permitted under the applicable indentures. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indentures or the debt securities if the waiver does not, in the determination of the company, materially adversely affect the rights of any such holder.

Default and remedies

An “Event of Default” under the indentures in respect of any series of debt securities is:

(1) default for 30 days in payment of any interest on the debt securities of that series;

(2) default in payment of any principal of, or premium, if any, on the debt securities of that series when due;

(3) failure by the Company for 90 days, after notice to it, to comply with any of its other agreements in the debt securities of that series or the applicable indenture for the benefit of holders of debt securities of that series;

(4) certain events of bankruptcy or insolvency applicable to the Company; and

(5) any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement.

If an Event of Default in respect of the debt securities of a particular series (other than as referred to in clause (4) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. If an Event of Default referred to in clause (4) above occurs and is continuing, the principal of and interest on, all of the then outstanding debt securities will become immediately due and payable without any declaration or other act on the part of the trustee or the holders of such debt securities.

No holder of debt securities may pursue any remedy against the Company under the applicable indenture (other than with respect to the right to receive any payment of principal, premium, if any, or interest due in respect of the debt securities of such series) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have made a written request to the trustee to pursue the remedy and shall have offered the trustee indemnity satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series.

Holders of debt securities may not enforce the indentures or the debt securities except as provided in the applicable indenture. The trustee may refuse to enforce the indentures or the debt securities unless it receives indemnity satisfactory to it from the Company or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the applicable indenture against any loss, liability or expense.

Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in its exercise of any trust or power under the applicable indenture in respect of that series. The indentures provide that the trustee will give to the holders of debt securities of any particular series notice of all events of default actually known to it, within 90 days after the trustee obtains actual knowledge of any event of default with respect such debt securities, unless the event of default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing event of default (except a default in any payment of principal, premium, if any, or interest due in respect of such debt securities) if it determines in good faith that withholding such notice is in the interests of such holders. The Company is required annually to certify to the trustee as to the compliance by the Company with certain covenants under the applicable indenture and the absence of a default thereunder, or as to any such default that existed.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, the holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities.

Satisfaction, discharge and defeasance

The indentures provide, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the applicable indenture, that we may, subject to certain conditions described below, discharge our indebtedness and our obligations or certain of our obligations under the applicable indenture in respect of debt securities of a series by depositing funds or, in the case of debt securities payable in U.S. dollars, U.S. government obligations or debt securities of the same series with the trustee. The indentures provide that, upon satisfaction of certain conditions (1) we will be discharged from any obligation to comply with certain obligations under the indentures and any noncompliance with such obligations shall not be an event of default in respect of the series of debt securities or (2) we will be discharged from any and all obligations in respect of the series of debt securities (except for certain obligations, including obligations to register the transfer and exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities of such series, to maintain paying agencies and to cause money to be held in trust), in either case upon the deposit with the trustee, in trust, of money, debt securities of the same series and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. Unless otherwise indicated in a prospectus supplement, in the event of any such defeasance under clause (1) above, our other obligations under the applicable indenture and the debt securities of the affected series shall remain in full force and effect. In the event of a discharge under clause (2) above, the holders of debt securities of the affected series are entitled to payment only from the trust fund created by such deposit for payment. Prospective purchasers should consult their tax advisors as to the possible tax effects of such a defeasance and discharge.

In connection with the defeasance of all or certain of our obligations under the indentures as provided above, we from time to time may elect to substitute U.S. government obligations or debt securities of the same series for any or all of the U.S. government obligations deposited with the trustee; provided that the money, U.S. government obligations and/or debt securities of the same series in trust following such substitution or substitutions will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities. The indentures also may enable us (1) to direct the trustee to invest any money received by the trustee in the U.S. government obligations comprising the trust in additional U.S. government obligations and (2) to withdraw monies or U.S. government obligations from the trust from time to time; provided that the money and/or U.S. government obligations in trust following such withdrawal will be sufficient, through the payment of interest and principal in accordance with their terms, to pay the principal of and each installment of interest on the series of debt securities on the date when such payments become due in accordance with the terms of the applicable indenture and the series of debt securities.

Subordinated indenture provisions

The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

Subordination. Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

As used in the subordinated indenture and this prospectus, the term “senior debt” means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, extensions, modifications and refunds of any such debt.

Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, sinking fund or interest, if any, on any subordinated debt securities if:

•	a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity, and

•	the default is the subject of judicial proceedings or we have received notice of such default.

We may resume payments on the subordinated debt securities when full payment of amounts then due for principal, premium, if any, sinking funds and interest on senior debt has been made or duly provided for.

Unless otherwise indicated in the applicable prospectus supplement, if there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full of the principal, premium, if any and interest due thereon before holders of the subordinated debt securities are entitled to receive any payment on the subordinated debt securities. In addition, any payments or distributions of our assets, whether in cash, property or securities which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution of assets that is prohibited under the subordination provisions, before all senior debt is paid in full, such payment or distribution must be paid over to the holders of the senior debt.

After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Governing law

The debt securities and the indentures will be governed by the laws of the State of New York.

The trustee

Regions Bank is a lender under our credit facilities, the trustee for our 4.250% senior notes due 2024, floating rate senior notes due 2020, 3.450% senior notes due 2027, 3.500% senior notes due 2027, 2.500% senior notes due 2030 and 4.250% senior notes due 2047 and from time to time performs other services for us in the normal course of business.

Description of capital stock

The following description of the terms of the capital stock we may issue summarizes certain portions of the North Carolina Business Corporation Act (the “Business Corporation Act”), our restated articles of incorporation, as amended, and our restated bylaws relating to our capital stock and sets forth certain general terms and provisions of capital stock to which any prospectus supplement may relate. Particular terms of the capital stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of capital stock so offered will be described in the prospectus supplement relating to the applicable capital stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Business Corporation Act, our restated certificate of incorporation, as amended, and our restated bylaws relating to our capital stock.

Common stock

We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated articles of incorporation, we are authorized to issue up to

100,000,000 shares of our common stock, par value of $0.01 per share. At March 31, 2020, there were 62,154,576 shares of our common stock issued and outstanding. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and the market prices and dividend information relating to our common stock.

Each holder of a share of our common stock is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of shareholders. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets available for distribution to shareholders after payment or providing for the Company’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred stock

We currently have authorized 10,000,000 shares of preferred stock, par value of $0.01 per share. There are no shares of preferred stock issued and outstanding as of the date of this prospectus.

General

Our board of directors is authorized to establish from time to time one or more series of preferred stock, the number of shares to be included in any series of preferred stock, and to fix the designations, preferences, limitations and relative rights of the shares of such series. The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the liquidation preference and the offering price of the preferred stock;

•	the dividend rates of the preferred stock and/or methods of calculation of such dividends;

•	periods and/or payment dates for the preferred stock dividends;

•	whether dividends on the preferred stock are cumulative;

•	the liquidation rights of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•

whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

•	whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue such shares without seeking shareholders’ approval.

Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of the Company. Any determination to issue such shares will be made by our board of directors based on its judgment as to the best interests of the Company and our shareholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire the Company, including tender offers or other transactions that some, or a majority, of our shareholders might believe to be in their best interests, or in which our shareholders might receive a premium for their stock over the then current market price of such stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (800) 937-5449. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed and traded on The New York Stock Exchange under the symbol “MLM.”

Certain anti-takeover matters

A number of provisions in our restated articles of incorporation, our restated bylaws and the Business Corporation Act may make it more difficult to acquire control of us or remove our management.

Removal of Directors. Directors may be removed only for cause by a majority vote of the shareholders. Cause for removal is deemed to exist only if the director has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Company, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of our shareholders, only such shareholders may participate in the vote to remove such director.

Approval of Certain Share Repurchases, Mergers, Consolidations, Sales and Leases. Our restated articles of incorporation require any purchase by us of shares of our voting stock from an interested shareholder (as defined below) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement to purchase, other than pursuant to an offer to all shareholders of the same class of shares, at a per share price in excess of the market price, be approved by the affirmative vote of the holders of a majority of our voting stock not beneficially owned by the interested shareholder, voting together as a single class.

In addition, our restated articles of incorporation require us to get the approval of not less than 66 2/3% of our voting stock not beneficially owned by an interested shareholder and 80% of all our voting stock, in addition to any vote required by law, before we may enter into various transactions with interested shareholders, including the following:

•

any merger or consolidation of the Company or any of our subsidiaries with (i) any interested shareholder or (ii) any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any interested shareholder or any affiliate of any interested shareholder of any of our assets or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more;

•

the issuance or transfer by us or any of our subsidiaries of any of our equity securities (including any security convertible into equity securities) or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities, and/or other property;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an interested shareholder or any affiliate of any interested shareholder; or

•

any reclassification of securities or recapitalization of the Company, or any merger or consolidation of the Company with any of our subsidiaries, or any other transaction (whether or not involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity (including any securities convertible into equity securities) securities of the Company or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

However, no such vote is required for (A) the purchase by us of shares of voting stock from an interested shareholder unless such vote is required by the first paragraph of this subsection, or (B) any transaction approved by a majority of our disinterested directors.

Our restated articles of incorporation define an interested shareholder as any individual, firm, corporation, partnership, or other entity who or which:

•	is the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock;

•

is our affiliate and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of our outstanding voting stock; or

•

is an assignee of or successor to any shares of our voting stock that were at any time within the immediately prior two-year period beneficially owned by any person described in above if such assignment or succession occurred in the course of one or more transactions not involving a public offering.

Advance Notice of Proposals and Nominations. Our restated bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Generally, to be timely, notice for an annual meeting must be received at our principal office not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting of shareholders.

Our restated bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual meeting of shareholders.

Limits on Special Meetings. A special meeting of the shareholders may be called only by the chairman of our board of directors, the president, the board of directors or the executive committee of the board of directors

Action by Unanimous Written Consent. Under the Business Corporation Act, shareholders of a publicly-traded corporation may take action by written consent only with the consent of all shareholders entitled to vote on the action.

Indemnification of directors, officers and employees

Our restated bylaws provide that we shall indemnify, to the full extent permitted by law, any person who at any time serves or has served as one of our officers, employees or directors, or who, while serving as such serves or has served at our request as a director, officer, partner, trustee, employee or agent of another enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding (including appeals), whether or not brought by or on our behalf, seeking to hold him or her liable by reason of the fact that such person is or was acting in such capacity, and payments made by such person in satisfaction of any liability, judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

Description of warrants

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

The prospectus supplement relating to any offering of warrants will describe the particular terms of the warrants being offered, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and supplements to warrant agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Taxation

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

Plan of distribution

We may offer and sell the offered securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through brokers or dealers;

•	through agents;

•	directly to one or more purchasers, including our affiliates; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”).

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to the underwriting agreement and certain conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lock-up arrangements of us or our officers or directors will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and any accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than the prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

Legal matters

In connection with particular offerings of the securities in the future, unless stated otherwise in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and/or Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Martin Marietta Materials, Inc., that file electronically with the SEC at http://www.sec.gov. Our SEC filings are also available at our web site at http://www.martinmarietta.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.

Our common stock is listed on The New York Stock Exchange under the symbol “MLM” and we are required to file reports, proxy statements and other information with The New York Stock Exchange. You may read any document we file with The New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus from other documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•

portions of our Proxy Statement on Schedule 14A filed on April 16, 2020 for our 2020 Annual Meeting of Shareholders incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 13, 1994, and any amendment or report filed for the purpose of updating that description; and

•	our Current Reports on Form 8-K (but not portions of those reports which were furnished pursuant to Item 2.02 or 7.01 and not deemed to be filed) filed on March 6, 2020 and March 16, 2020.

All reports and other documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the completion of the offering of all securities covered by the respective prospectus supplement (other than any report or document, or portion of a report or document, that is furnished under applicable SEC rules rather than filed) shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about the Company or otherwise. The agreements may contain representations and warranties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Attn: Investor Relations

Telephone: (919) 781-4550

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus.

$2,500,000,000

Martin Marietta Materials, Inc.

$700,000,000     0.650% Senior Notes due 2023

$900,000,000     2.400% Senior Notes due 2031

$900,000,000     3.200% Senior Notes due 2051

Prospectus Supplement

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June 21, 2021